UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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First Niagara Financial Group, Inc.

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Notice of 2010 Annual Meeting and Proxy Statement

First Niagara Financial Group, Inc.
726 Exchange Street
Suite 618
Buffalo, New York 14210
March 19, 2010
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of stockholders of First Niagara Financial Group, Inc. to be held at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210, on April 27, 2010 at 10:00 a.m. local time.
The business to be conducted at the Annual Meeting consists of the election of four directors; consideration of an amendment to our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 250 million shares to 500 million shares; a non-binding proposal to approve our executive compensation programs and policies as discussed in the Compensation Discussion and Analysis; and the ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2010. Information regarding these matters can be found in the attached proxy statement.
We urge you to vote for the election of directors, for the amendment of our Certificate of Incorporation, to approve our executive compensation programs and policies, and to ratify the appointment of KPMG as our Independent Registered Public Accounting Firm.
You may indicate your vote on the enclosed proxy card, by telephone, or online, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted. Your vote is important.
Sincerely,
/s/ John R. Koelmel
John R. Koelmel
President and Chief Executive Officer

First Niagara Financial Group, Inc.
726 Exchange Street
Suite 618
Buffalo, New York 14210
(716) 819-5500
NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
to be held on April 27, 2010
Notice is hereby given that the Annual Meeting of stockholders will be held at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210 on April 27, 2010 at 10:00 a.m. local time.
A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:
1.	the election of four directors;

2.	the amendment of our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 250 million to 500 million;

3.	a non-binding proposal to approve our executive compensation programs and policies; and

4.	the ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2010.
In addition, other matters that may properly come before the Annual Meeting, or any adjournments of the Annual Meeting, may also be considered. To date, the Board is not aware of any other such business.
Stockholders who owned shares as of the close of business on March 5, 2010 are entitled to attend and vote at the Annual Meeting. A list of eligible stockholders will be available for inspection at the Annual Meeting, as well as for a period of ten days prior to the Annual Meeting, at our Administrative Office located at 6950 S. Transit Road, Lockport, New York 14094.
It is important that your shares be represented and voted at the Annual Meeting.

/s/ John Mineo
Buffalo, New York	John Mineo
March 19, 2010	Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 27, 2010. This proxy statement and the Company’s Annual Report on Form 10-K are available at:
http://www.amstock.com/proxyservices/viewmaterials.asp?CoNumber=25872

PROXY STATEMENT
First Niagara Financial Group, Inc.
726 Exchange Street
Suite 618
Buffalo, New York 14210
(716) 819-5500
ANNUAL MEETING OF STOCKHOLDERS
April 27, 2010
This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of First Niagara Financial Group, Inc. (the “Company”) to be used at the Annual Meeting, which will be held at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210 on April 27, 2010 at 10:00 a.m. local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of stockholders and proxy statement are being mailed to stockholders on or about March 19, 2010.
STOCKHOLDERS ENTITLED TO VOTE
Holders of record of our common stock, par value $0.01 per share (“Common Stock”), as of the close of business on March 5, 2010 (the “Record Date”) are entitled to one vote for each share held, except as described below. As of the Record Date, we had 188,505,410 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary in order to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.
In accordance with the provisions of our Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. Our Certificate of Incorporation authorizes the Board:
1.	to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and
2.	to require that any person who is reasonably believed to beneficially own stock in excess of the Limit provide information to enable the Board to implement and appropriately apply the Limit.
VOTING PROCEDURES AND METHOD OF COUNTING VOTES
As to the election of directors, a stockholder may vote “FOR” the election of the four nominees proposed by the Board, or “WITHHOLD AUTHORITY” to vote for the nominees being proposed. Under Delaware law and our Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.
As to the amendment of our Certificate of Incorporation, the approval of our compensation programs and policies, and the ratification of KPMG LLP as our Independent Registered Public Accounting Firm, a stockholder may vote “FOR” the item, vote “AGAINST” the item, or “ABSTAIN” from voting on such item. Under our Certificate of Incorporation and Bylaws and Delaware law, the amendment of our Certificate of Incorporation requires a vote “FOR” the amendment by a majority of the outstanding Common Stock entitled to vote thereon, while the approval of our executive compensation programs and policies and the ratification of KPMG as our Independent Registered Public Accounting Firm shall be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

Registered Stockholders
If you are a registered stockholder as of the Record Date, you are able to vote your proxy using any of the following options:
•	by mail — complete the enclosed proxy card and return it in the postage-paid envelope provided;
•	by telephone — call 1-800-776-9437 (in the United States) or 1-718-921-8500 (outside the United States) and then follow the voice instructions. Please have your proxy card and your social security number or tax identification number available when you call; or
•	online — as prompted by the menu found at http://www.voteproxy.com; follow the instructions to obtain your records and submit an electronic ballot. Please have your proxy card and your social security number or tax identification number available when you access this voting site.
Shares Held in Street Name
If you have selected a broker, bank, or other intermediary to hold your Common Stock rather than having them directly registered with our transfer agent, American Stock Transfer & Trust Company (“AST”), you will receive instructions directly from your broker, bank, or other intermediary in order to vote your shares. Your brokerage firm may also provide the ability to vote your proxy by telephone or online. Please be advised that if you choose to not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote your shares “FOR” or “AGAINST” routine matters. All of the proposals, other than the election of directors, are deemed to be routine matters. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.
Proxies solicited for the Annual Meeting will be returned to and tabulated by AST, the inspector of election designated by the Board.
REVOCATION OF PROXIES
Stockholders who execute proxies in the form solicited retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments of the Annual Meeting. Proxies solicited on behalf of the Board will be voted in accordance with the directions given on the proxy card. Where no instructions are indicated, validly executed proxies will be voted “FOR” each of the proposals as set forth in this proxy statement.
Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Annual Meeting. Accordingly, a proxy may be revoked at any time prior to its exercise by:
•	sending a written notice of revocation to John Mineo, Corporate Secretary, at the address set forth in this proxy statement;
•	properly submitting a duly executed proxy bearing a later date; or
•	attending the Annual Meeting and voting in person.
However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your broker or record holder in order to vote in person at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Persons and groups who beneficially own in excess of 5% of Common Stock are required to file certain reports with the Company and Securities and Exchange Commission (“SEC”) regarding such ownership. The following table summarizes certain information regarding persons whose beneficial ownership is in excess of 5% based on reports filed with the SEC:

	Amount of Shares	Percent of Shares of
Name and Address	Owned and Nature of	Common Stock
of Beneficial Owners	Beneficial Ownership	Outstanding
BlackRock, Inc.	15,171,862	8.06%
40 East 52nd Street New York, NY 10022 (1)
Capital World Investors	14,950,000	8.10%
333 South Hope Street Los Angeles, CA 90071 (2)

(1)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010.

(2)	Based on a Schedule 13G filed by Capital World Investors with the SEC on February 11, 2010.
SECURITIES OWNED BY DIRECTORS AND MANAGEMENT
The following table details, as of the Record Date, information concerning the beneficial ownership of our Common Stock by;
•	each director,
•	our principal executive officer, principal financial officer, and the three other most highly compensated executive officers in 2009 (collectively, “Named Executive Officers”), and;
•	all directors, Senior Leadership Team members, and Named Executive Officers as a group.
In general, beneficial ownership includes those shares that can be voted or transferred, including shares which may be acquired under stock options that are currently exercisable or become exercisable within 60 days.

Stock Ownership of Directors and Management

			Options				Unvested Awards
		Shares Owned	Exercisable				included in
	Position(s) held in the	Directly and	within 60	Beneficial		Percent	Beneficial
Names	Company	Indirectly(1)	days	Ownership(2)		of Class	Ownership(2)
Nominees
Barbara S. Jeremiah	Nominee	—	—	—		—	—
John R. Koelmel	President and CEO	176,246	335,281	511,527		*	32,776
George M. Philip	Director	22,720	16,530	39,250		*	7,873
Louise Woerner	Director	81,791	—	81,791		*	7,783
Other Directors
Thomas E. Baker	Director	32,218	16,530	48,748		*	7,873
G. Thomas Bowers	Director, Chairman	94,489	24,500	118,989		*	7,783
Carl A. Florio	Director	711,129	50,000	761,129		*	3,463
William H. (Tony) Jones	Director	140,449	25,480	165,929		*	7,783
Daniel W. Judge(3)	Director	127,896	18,416	146,312		*	7,783
David M. Zebro	Director, Vice Chairman	46,423	31,868	78,291		*	7,783
Named Executive Officers who are Not Directors
Michael W. Harrington	Chief Financial Officer	31,410	100,687	132,097		*	1,731
Daniel E. Cantara, III	Executive Vice President	73,531	150,756	224,287		*	5,194
J. Lanier Little	Executive Vice President	21,177	41,867	63,044		*	3,000
Frank J. Polino	Executive Vice President	70,426	104,560	174,986		*	3,463

All Directors, Senior Leadership Team, and Named Executive Officers as a group (18 persons)				2,899,102	(4)	1.53%

*	Less than 1%

(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.

(2)	Includes shares granted under the First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan, which are subject to future vesting, but as to which voting may currently be directed.

(3)	Mr. Judge is retiring from the Board and his service as a Director concludes effective with the Annual Meeting.

(4)	Includes 22,106 shares of Common Stock allocated to the accounts of members of the Senior Leadership Team and Named Executive Officers under the First Niagara Financial Group, Inc. Employee Stock Ownership Plan (“ESOP”) and excludes the remaining 4,390,645 shares of Common Stock owned by the ESOP for the benefit of the employees. Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in the same proportion as the vote obtained from participants on allocated shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Our Common Stock is registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934. Accordingly, our directors, Senior Leadership Team members, and beneficial owners of more than 10% of our Common Stock are required to disclose beneficial ownership and changes in beneficial ownership on Forms 3, 4, and 5 which are filed with the SEC. At the present time, we have no knowledge of any individual, group, or entity with beneficial ownership of more than 10% of our outstanding Common Stock. In addition, based on our review of ownership reports of our directors and Senior Leadership Team, we determined that one Form 4 was not timely filed for Daniel Judge during the year ended December 31, 2009 due to an administrative oversight of the Company.

PROPOSAL I — ELECTION OF DIRECTORS
Our Board currently consists of nine members and is divided into three classes with one class of directors elected each year. Four directors will be elected at the Annual Meeting to serve for a three year period and until their respective successors have been duly elected.
The Board has nominated Barbara S. Jeremiah, John R. Koelmel, George M. Philip, and Louise Woerner for election as directors, each of whom has agreed to serve if so elected for a term which expires in 2013. Please refer to the sections entitled “Nominees for Director” and “Stock Ownership of Directors and Management” for additional information regarding the nominees.
It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting for the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board is not aware of any reason why the nominees would be unable to serve, if elected. Except as indicated in this document, there are no arrangements or understandings between the nominees and any other person involved in the nomination and selection process.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED UNDER PROPOSAL I
The following includes a discussion of the business experience for the past five years for each of our nominees, directors, and Named Executive Officers as well as the qualifications that were the basis for the Board determining that each director or nominee should serve on the Company’s Board. The term of office noted for directors includes the initial appointment to the Board of First Niagara Bank.
Nominees for Director
BARBARA S. JEREMIAH, 58, is a director nominee. She retired in 2009 from Alcoa, Inc., the world’s leading aluminum producer, where she served as Executive Vice President, Corporate Development, from 2002 to 2008, leading Alcoa’s merger, acquisition and divestiture activities. She is currently a director of Allegheny Technologies, Inc., one of the largest and most diversified specialty metal producers in the world, where she is a member of the Audit and Technology Committees, and of EQT Corporation, a fully integrated energy company focusing on Appalachian natural gas operations, where she is a member of the Audit Committee. She also serves on the Boards of Alcoa Foundation, the Pittsburgh Symphony Orchestra and the University of Virginia Law School Foundation. As a Board nominee, Ms. Jeremiah brings larger public company experience, with skills in corporate management, strategic planning, corporate development and mergers and acquisitions. As a current Board member of two public companies also serving the Western Pennsylvania market, she will help facilitate the Company’s entry into a new market area. Her former service as Alcoa’s Corporate Secretary provides experience in governance and board effectiveness.
JOHN R. KOELMEL, 57, has been a director since 2007. He was elected President and Chief Executive Officer in December 2006. Upon joining the Company in January 2004, he served as Executive Vice President and Chief Financial Officer. Mr. Koelmel spent the initial 26 years of his career at KPMG LLP, where he served many banking and financial services clients, serving as Managing Partner of the Buffalo office and the firm’s Upstate New York Business Unit. As CEO of the Company, Mr. Koelmel provides the Board with unique insight into Company strategy, business planning and operations. His career at KPMG and as an independent consultant with respect to strategic planning, finance and related activities of local companies, as well as his role in numerous professional and community organizations in Buffalo and Western New York, give him deep familiarity with local customers and the economy where the Company does business.

GEORGE M. PHILIP, 62, has been a director since 2007. He has served as the President of the University at Albany, State University of New York since November 2007. He retired as Executive Director of the New York State Teachers’ Retirement System, one of the ten largest public retirement funds in the nation, where he worked from 1971 to 2007. Mr. Philip serves on the Board of Directors of US Airways Group, Inc., where he is a member of the Governance and Nominating Committee, and the Research Foundation of the State University of New York, where he is the Chair of the Finance and Investment Committees. He is a current or past member of numerous professional organizations and governing bodies involved in financial, educational and community activities. With his long service at the New York State Teachers’ Retirement System, Mr. Philip brings expertise in financial matters and risk management. His position at US Airways provides additional large public company experience in a government regulated industry, and his numerous other nonpublic company board positions give him special understanding of the education, health care and technology sectors, which are all important constituencies in the Company’s strategic growth planning.
LOUISE WOERNER, 67, has been a director since 2002. She is the Chairman and Chief Executive Officer of Home Care of Rochester (“HCR”), a certified and licensed home healthcare agency and health research firm serving a five county area. HCR, which she founded in 1978, has over 800 employees. She served two terms as a Branch Director and on the Small Business Advisory Board for the New York Federal Reserve Bank and on the Advisory Board for Chase Lincoln Bank of New York (now JP Morgan Chase) from 1993 to 1999. From 2002 to 2008, she was a director of HealthNow Inc., a health insurance company, where she chaired the Compensation and Succession Planning Committee. She has served on a number of non-profit boards and foundations. Ms. Woerner received an award in entrepreneurship from the President of the United States and has success in a regulated industry where political outreach is a necessity. She brings expertise in finance, strategic thinking, talent management, and first hand knowledge of service and health, important sectors where the Company does business. Her terms on the Federal Reserve Bank provide insight into the banking industry and regulation.
Continuing Directors — term to Expire 2011
THOMAS E. BAKER, 66, has been a director since 2007. He is currently a director of Computer Task Group, a company which provides high value, industry specific information technology solutions and services, where he also serves as financial expert and Chair of the Audit Committee. He is a retired President of The John R. Oishei Foundation, the largest private foundation in Western New York, where he served from 1998 through 2006, and where he still serves on the Board. Prior to that, he was with Price Waterhouse for 33 years, including 20 years as a partner and several years as Managing Partner of the Buffalo office. The Board believes Mr. Baker brings highly desirable audit and risk management skills to the Board, having formerly served as the engagement partner for two commercial banks while he was with Price Waterhouse. His service on the Computer Task Group board brings additional audit committee experience. He is deeply familiar with the Company’s Western New York service territory, having served in high profile public service positions there, and possesses wide knowledge of its business community.
G. THOMAS BOWERS, 66, has been a director since 2003. He has been Chairman of the Board since October 2007. He was elected to the Board in January 2003 upon completion of the merger between the Company and Finger Lakes Bancorp, Inc. where he had been Chairman, President, and Chief Executive Officer from 1995 to 2003. He is the former President, Chief Executive Officer and Chairman of Ithaca Bancorp, Inc., and he is the former President and Chief Executive Officer of Columbia Banking Savings and Loan Association, a Federal savings and loan. He has served two terms on the Board of the Federal Home Loan Bank of New York and on the board of over twenty non-profit organizations. Mr. Bowers offers experience as President and Chief Executive Officer of three different banks in upstate New York during his 40 year career in banking. His knowledge of the regulatory landscape, merger and acquisition activity, and principles of effective corporate governance demonstrate his experience necessary to serve as nonexecutive chairman of the board.
WILLIAM H. (TONY) JONES, 67, has been a director since 2005. He has served as the President of Roe Jan Independent Publishing Co., Inc. since 1986. The company formerly owned community newspapers in Upstate New York, and since 2001 has provided consulting services for community newspapers and similar publications throughout the U.S. Upon completion of the merger between the Company and Hudson River Bancorp, Inc., where he had been the nonexecutive Chairman, he was elected Vice Chairman of the Board in January 2005 and served in that role through September 2007. Mr. Jones provides the Board with familiarity in media, marketing, and monitoring generational change. As the former nonexecutive chair of Hudson River Bank and Trust Company, and 17 year bank board veteran, he brings skills related to corporate governance, strategic planning and organizational growth.

Continuing Directors — term to Expire 2012
CARL A. FLORIO, 61, has been a director since January 2009. He has been the Vice Chairman of Paradigm Capital Management, Inc., an institutional money management firm, since 2008 and Vice Chairman of CL King and Associates, an institutional fixed income equity trading and research group, since 2008. He served as a senior executive of the Company upon completion of the merger between the Company and Hudson River Bancorp, Inc., in January 2005 until January 2008. Prior to that, he had been President and Chief Executive Officer of Hudson River Bancorp, Inc. beginning in 1995. He is currently a director of American Bio Medica Corporation, where he is a member of the Audit, Compensation and Executive Committees. As former Audit Chair of the Federal Home Loan Bank of New York, Mr. Florio brings valuable risk management experience. His service as President and Chief Executive Officer of Hudson River Bank & Trust Company gives him a deep knowledge of the Eastern New York sector of the Company’s business, and his prior executive positions with the Company provide first hand knowledge of the Company and its personnel. He provides expertise to the Board in the areas of mergers and acquisitions, investment banking, and institutional shareholders.
DAVID M. ZEBRO, 59, has been a director since 2002. He was elected Vice Chairman of the Board, effective October 2007. He has been a Principal of Strategic Investments & Holdings, Inc., a private equity group, since 1984. He is currently a director and Chair of the Finance Committees of the Roswell Park Cancer Hospital Foundation and Great Lakes Health, and has served in leadership positions with a number of non-profit organizations in Western New York. Mr. Zebro brings strong financial credentials and expertise with operating companies in a variety of sectors and locations under differing economic conditions. His specific skills span mergers and acquisitions, financial forecasting and analysis, executive recruitment, operations management, compensation, and strategic planning.
Executive Officers who are not Directors
MICHAEL W. HARRINGTON, 46, has been Chief Financial Officer since December 2006. Prior to that, he served as Senior Vice President and Treasurer of the Company since April 2003. Before joining the Company in 2003, he served in various finance leadership roles at other financial institutions.
J. LANIER LITTLE, 57, has been Executive Vice President, Consumer Banking since February 2008. Prior to that, he was with Wells Fargo and Company for 32 years, most recently as Regional President for Wisconsin, Michigan, and Illinois since 1997.
DANIEL E. CANTARA III, 50, has been Executive Vice President, Commercial Business and Regional President, Western New York, since February 2007. Prior to that, he served as Senior Vice President, Business and Financial Services since June 2001.
FRANK J. POLINO, 50, has been Executive Vice President, Operations since February 2008. Prior to that, he served as Interim Executive Vice President of Consumer Banking since May 2007 and Executive Vice President and Chief Information Officer since February 2001.
GARY M. CROSBY, 56, has been Chief Administrative Officer since July 2009. Before joining the Company, he served as Chief Financial Officer and Chief Operating Officer of the Buffalo Public School District from 2004 to 2009. From 1999 to 2003 he was a venture capital partner and Chief Financial Officer with Seed Capital Partners, and from 1991 to 1999, he was a founding stockholder of ClientLogic Corporation, where he was Chief Financial Officer. In early 2010, Mr. Crosby was named Chief Operating Officer of the Company.
ELIZABETH A. BAUMAN, 49, has been Senior Vice President, Human Resources, since March 2008. Ms. Bauman has over 25 years of banking experience, most recently with HSBC Bank in Buffalo, New York from 1987 to 2007. During 2007, she served as the business chief financial officer for HSBC’s Personal Financial Services business and from 2005 to 2007, she served as senior vice president for strategy and development. In addition, from 2001 to 2005, she served as senior vice president, human resources for HSBC’s retail and commercial banking operations. In early 2010, Ms. Bauman was named Chief Administrative Officer of the Company.
In light of both our recent and anticipated future growth, we made changes to our leadership structure in early 2010 to enhance our governance processes that will improve both operating and strategic oversight and execution. We established a management Executive Committee to oversee all aspects of our business and ensure we focus our organizational change and development efforts in support of our longer-term strategic and operating goals. The Executive Committee, chaired by the CEO, currently consists of the Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer, head of Commercial business, and head of Retail business.

BOARD OF DIRECTORS
Board Independence
The Board has determined that, except for Messrs. Florio and Koelmel, each member of the Board is an “independent director” within the meaning of the NASDAQ corporate governance listing standards and our corporate governance guidelines. Mr. Florio is not considered independent because he was employed by the Company through January 2008. Mr. Koelmel is not considered independent because he is an executive officer of the Company.
In reaching its determination regarding the independence of the non-employee directors, the board considered that Messrs. Bowers, Zebro, and Ms. Woerner had mortgage loans outstanding or lines of credit with First Niagara Bank, the Company’s wholly owned subsidiary. As discussed under “Transactions with Certain Related Persons,” these credit arrangements are permitted under applicable regulations.
Board Leadership Structure
The Board has been chaired by an independent director, rather than the chief executive officer, since 2003. The current chair is Mr. Bowers. The Board believes that this structure helps to delineate the role of the chair, in managing the board, which in turn serves in an oversight capacity, from the responsibilities of the chief executive officer in managing the operations of the Company, especially in a period of change and growth to help maximize the function and contribution of the Board. The Board believes that the determination of the appropriate leadership structure is based more on factors such as the composition and dynamics of the board, whether the board is able to fully exercise its independence in whatever structure is chosen, there being an experienced director with the time available to assume the role of the chair and the particular needs of the corporation at any given time, as opposed to criteria such as size of the company or the nature of its business.
The Role of the Board in Risk Oversight
The Board’s Risk and Audit Committees, each comprised entirely of independent directors, play key roles in the Board’s understanding, identification and management of risk. The Risk Committee, established in 2008, assists the Board in fulfilling its oversight responsibilities with respect to corporate risk management, lending and credit related activities and trust activities. The Risk Committee meets at least three times a year. It is charged with:
•	providing specific oversight of the Company’s enterprise risk management functions and reporting to the Board on its activities;
•	overseeing the implementation of an effective process for managing the Company’s interest rate, liquidity and similar market risks; and
•	reviewing the Company’s risk-related capital plan and reviewing and providing guidance to the Board on significant financial policies and matters of corporate finance, including the Company’s dividend policy, share repurchase program, and the issuance or retirement of debt and other securities.
The Audit Committee, in the course of assisting the Board in fulfilling its financially related oversight responsibilities, reviews the annual Risk-Based Audit Plan. The Audit Committee has oversight responsibility with respect to the integrity of the Company’s financial reporting process and systems of internal controls regarding finance and accounting, as well as its financial statements.
Board Meetings and Committees
During 2009, the Board met 12 times. Each director attended at least 90% of the combined total number of meetings of the Board and Board Committees of which he or she was a member. Consistent with the Company’s corporate governance guidelines, the independent directors meet in executive session at each Board meeting. In addition, our corporate governance guidelines provide that all directors are expected to attend each Annual Meeting. All directors attended the Annual Meeting held on April 28, 2009, and we anticipate that all directors will attend the 2010 Annual Meeting.
The Board has five standing committees: Executive, Governance/Nominating, Audit, Compensation, and Risk. The Board has adopted a written charter for each of the standing committees, which is available on our website at www.fnfg.com.

Executive Committee
The Executive Committee’s primary responsibilities are to act on behalf of the Board between meetings, to handle administrative issues in order to allow for more efficient operations of the Board, as well as to provide advice and counsel to the CEO. The Executive Committee met eight times during 2009.
Governance/Nominating Committee
The primary responsibilities of the Governance/Nominating Committee are to ensure good corporate governance by assisting the Board in identifying qualified individuals for Board membership, in determining the size and composition of the Board and its committees, in monitoring a process to assess Board and Board member effectiveness, as well as developing and implementing the Corporate Governance Guidelines. Our Governance/Nominating Committee is also responsible for the determination of director independence as defined by NASDAQ corporate governance listing standards and administration of the Board’s peer review evaluation. Each member of the Governance/Nominating Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The Governance/Nominating Committee met eight times during 2009.
The Governance/Nominating Committee will be undertaking this spring an in depth review of the Company’s governance practices, taking into account, among other things, evolving trends in corporate governance and recent and potential regulatory changes, as well as practices in the banking industry and among comparably sized corporations. The Governance/Nominating Committee and the Board of Directors have determined that as a part of that review, the Board will propose at the 2011 Annual Meeting an amendment to the Company’s certificate of incorporation that, if adopted, will implement the phased in declassifying of the Board, beginning with the class of directors in 2012 being elected for one-year terms.
Audit Committee
The primary role of the Audit Committee is to assist the Board in fulfilling oversight responsibilities with respect to the integrity of our financial statements and other financial information provided to our stockholders and others. Our Audit Committee oversees the retention of our Independent Registered Public Accounting Firm, including oversight of the terms of the engagement as well as their independence and objectivity. However, Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the Independent Registered Public Accounting Firm. In addition, the Audit Committee monitors the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee is empowered to retain independent legal counsel and other advisors as deemed necessary or appropriate to assist the committee in fulfilling its responsibilities.
Each member of the Audit Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards and under SEC Rule 10A-3; and the Board believes that Mr. Baker qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC. The report of the Audit Committee is included elsewhere in this proxy statement. The Audit Committee met four times during 2009.
Compensation Committee
The primary responsibilities of the Compensation Committee are to assist the Board in overseeing workforce development and compensation plans for all employees, setting specific pay levels for directors and Key Executives (as defined on page 17), and ensuring appropriate plans for leadership succession. Our Compensation Committee also administers and has discretionary authority over the issuance of equity awards under our stock compensation plan. Each member of the Compensation Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The report of the Compensation Committee is included elsewhere in this proxy statement. The Compensation Committee met six times during 2009.
Risk Committee
The primary responsibilities of the Risk Committee are to assist the Board in fulfilling its oversight responsibilities with respect to risk related matters of the Company, overseeing the Company’s lending policies and approving significant loans, as well as reviewing the trust operations for First Niagara Bank. The Risk Committee met nine times during 2009.

Board Committee Membership
The following chart provides information about Board committee membership and the number of meetings that each committee held in 2009.

Governance/
Names	Executive	Nominating	Audit	Compensation	Risk
Chairman of the Board
G. Thomas Bowers	Chair	√	√	√	√
Directors
Thomas E. Baker			Chair		√
Carl A. Florio	√				√
William H. (Tony) Jones		Chair	√
Daniel W. Judge		√		√
George M. Philip				Chair	√
Louise Woerner	√	√	√
David M. Zebro	√			√	Chair
Executive Officer
John R. Koelmel	√

Number of meetings in 2009	8	8	4	6	9
Director Compensation
Our primary goal is to provide competitive and reasonable compensation to non-executive directors in order to attract and retain qualified candidates to serve on our Board. Directors who are also officers of the Company are not eligible to receive board fees. In establishing compensation levels, we consult such resources as The National Association of Corporate Directors Director Compensation Report, among others. We utilize a combination of cash and stock, and directors are subject to a minimum Common Stock ownership requirement. Within five years after joining the Board, each independent director is required to own $250,000 of our Common Stock.
Compensation
All retainer and meeting fees are paid in cash and are eligible for deferral under the Directors’ Deferred Fees Plan, as defined below. Set forth below is the fee schedule for non-executive directors for the periods indicated:

	2010	2009

Annual Retainer Fees
Company:
Chair	$35,000	$35,000
Director	15,000	15,000
First Niagara Bank:
Chair	17,000	17,000
Director	11,000	11,000
Committee Chair:
Audit	10,000	7,000
Compensation	7,000	4,000
Risk	7,000	2,000
Governance/Nominating	7,000	2,000
Executive	2,000	2,000

Board Meeting Fees	1,200	1,200

Committee Fees
Audit and Compensation:
Chair	1,200	1,200
Member	1,200	1,200
Executive, Governance/Nominating, and Risk:
Chair	1,000	1,000
Member	1,000	1,000

Value of annual restricted stock awards	$50,000	$45,000

Stock Benefit Plans
Directors are eligible to participate in our stock benefit plans. In 2009, we granted $45,000 in restricted stock to each director. The grants vest at the end of each calendar year. In accordance with our plan documents, the restricted stock becomes immediately vested upon a director’s retirement, death, or disability, or upon change in control of the Company.
Deferred Fees Plan
The Directors’ Deferred Fees Plan (the “Deferred Fees Plan”) is a nonqualified compensation plan, which allows a director to defer retainer and meeting fees earned during a calendar year, and to elect to receive restricted stock units instead of annual restricted stock awards. All cash amounts deferred by a director are fully vested at all times and all restricted stock units become vested on the last day of the calendar year for which they are awarded.
Amounts credited to a deferred fee account may be invested in equity securities, fixed income securities, or money market accounts, but all restricted stock units and dividend equivalent units earned thereon are deemed invested in Company stock. There are no preferential earnings on amounts deferred. Amounts credited to a director’s account will be paid in substantially equal annual installments, as selected by the director at the time the deferral is made. Such payment shall be made at the time selected by the director, which shall be either the first day of the calendar year following cessation of service on the Board, or the later of the first day of the calendar year following cessation of service on the Board or the first day of a calendar year designated by the director on the deferral election form.
In the event a director dies before all payments have been made under the Deferred Fees Plan, the remaining payments will be made to the director’s designated beneficiary in the same time and manner as the payments would have been made to the director. In the event of a director’s death prior to the commencement of benefits under the Deferred Fees Plan, amounts credited to a director’s account will be paid to the director’s beneficiary, in a single lump sum payment or in substantially equal annual installments, as elected by the director at the time the deferral was made. Directors may also receive a whole or partial distribution in the event of an unforeseeable financial emergency.
2009 Total Director Fees
The table below sets forth the total compensation earned by independent directors who served on our Board during 2009.

	Fees Earned or			All Other
Names	Paid in Cash	Stock Awards(1)(2)(3)	Option Awards(1)	Compensation(4)	Total
Thomas E. Baker	$56,617	$44,997	$—	$4,783	$106,397
G. Thomas Bowers	103,350	44,997	—	5,531	153,878
Carl A. Florio	53,350	44,997	—	6,942	105,289
Daniel J. Hogarty, Jr.	19,067	44,997	—	1,674	65,738
William H. (Tony) Jones	55,000	44,997	—	6,262	106,259
Daniel W. Judge	55,800	44,997	—	5,531	106,328
George M. Philip	60,967	44,997	—	4,783	110,747
Sharon D. Randaccio	21,267	44,997	—	1,674	67,938
Louise Woerner	60,733	44,997	—	5,531	111,261
David M. Zebro	64,350	44,997	—	5,531	114,878

(1)	The amounts reflect the grant date fair value for awards granted on January 27, 2009. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(2)	Stock awards were granted to Mr. Hogarty and Ms. Randaccio prior to their conclusion of service as a director.

(3)	The aggregate number of outstanding awards as of December 31, 2009 is as follows:

	Unvested Stock	Options	Options
Names	Awards	Exercisable	Unexercisable
Thomas E. Baker	4,410	16,530	16,530
G. Thomas Bowers	5,200	24,500	—
Carl A. Florio	9,000	40,000	10,000
William H. (Tony) Jones	6,706	25,480	—
Daniel W. Judge	5,200	18,416	—
George M. Philip	4,410	16,530	16,530
Louise Woerner	5,200	—	—
David M. Zebro	5,200	31,868	—

(4)	Represents dividends received during 2009 on unvested restricted stock awards.
Board Nominations
The Governance/Nominating Committee identifies nominees first by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. As a part of the director re-nomination process, each director whose term will expire in the following year is required to submit a letter to the Chair of the Governance/Nominating Committee stating whether he or she seeks nomination for another term and setting forth the director’s assessment of his or her continued contribution to the board. Candidates for re-nomination are then evaluated by all continuing directors, with the written survey forms compiled by an outside consultant to preserve confidentiality. Survey results are then considered by a re-nomination committee, which consists of all members of the board not up for election in the following year. If any member of the Board does not wish to continue in service, or if the Governance/Nominating Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Governance/Nominating Committee would solicit suggestions for director candidates from all Board members and would consider candidates submitted by stockholders. In addition, the Governance/Nominating Committee is authorized by its charter, subject to prior approval from the Board, to engage a third party to assist in the identification of director nominees. The Governance/Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:
•	has the highest personal and professional ethics and integrity and whose values are compatible with ours;
•	has experiences and achievements demonstrating the ability to exercise and develop good business judgment;
•	is willing to make the necessary time commitment to the Board and its committees, which includes being available for Board and committee meetings;
•	is familiar with the communities in which we operate and/or is actively engaged in community activities;
•	is involved in other activities or interests that do not create a conflict with Board responsibilities or our stockholders; and
•	has the capacity and desire to represent the best interests of our stockholders as a group, and not a special interest group or constituency.
The Company’s Corporate Governance Guidelines provide that diversity, prior public company experience, professional discipline, age, and other factors will be used to determine new Board member potential. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences. This policy is implemented not only by the Governance/Nominating Committee in considering potential director candidates, but also through the directives given by the Committee to third party search firms to take diversity into account in proposing candidates. The Governance/Nominating Committee assesses the effectiveness of its policy through its annual self-assessment process, the re-nomination process and an assessment of the candidates proposed by third party search firms. The Governance/Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the NASDAQ corporate governance listing standards, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert.

Procedures for the Consideration of Board Candidates Submitted by Stockholders
The Governance/Nominating Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Any stockholder can submit the names of candidates for director by writing to the Chair of the Governance/Nominating Committee, at First Niagara Financial Group, Inc., 726 Exchange Street, Suite 618, Buffalo, New York 14210. The Chair of the Governance/Nominating Committee must receive a submission prior to November 19, 2010 in order for a candidate to be considered for next year’s Annual Meeting. The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance/Nominating Committee;
•	the qualifications of the candidate and why this candidate is being proposed;
•	the name and address of the nominating stockholder as it appears on our stock ownership records, and number of shares of our Common Stock that are beneficially owned (if the stockholder is not a holder of record, appropriate evidence of stock ownership should be provided);
•	the name, address, and contact information for the nominated candidate, and the number of shares of our Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stock ownership should be provided);
•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor of the Company;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
A nomination for Board candidates submitted by a stockholder for presentation at an Annual Meeting must comply with the procedural and informational requirements described in “Advance Notice of Business to Be Conducted at an Annual Meeting.”
Stockholder Communications with the Board
Stockholders who wish to communicate with our Board or with any director can write to the Chair of the Governance/Nominating Committee at First Niagara Financial Group, Inc., 726 Exchange Street, Suite 618, Buffalo, New York 14210. The letter should indicate that the writer is a stockholder, and if not a stockholder of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:
•	forward the communication to the director(s) to whom it is addressed;
•	handle the inquiry directly, for example, a request for information about the Company or a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal, or otherwise inappropriate.
At each Board meeting, the Chair of the Governance/Nominating Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.
Code of Ethics
We have adopted a general Code of Ethics that sets forth standards of ethical business conduct for all directors, officers, and employees of the Company. Additionally, we have adopted a Code of Ethics for senior financial officers that is in conformity with the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ listing standards. Both documents, in addition to any amendments to or waivers from the Code of Ethics, are available on our website at www.fnfg.com.

The Board has established a means for employees, customers, suppliers, stockholders, and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Ethics relating, among other things, to:
•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest; and
•	violations of securities and antitrust laws.
Any employee, stockholder, or other interested party can submit a report to the Audit Committee either:
•	by calling a 24-hour, toll-free hotline: 1-877-874-8416, or
•	by secure email at the following website: https://firstniagara.silentwhistle.com.
Transactions with Certain Related Persons
Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to directors and executive officers, which are on substantially the same terms as those terms prevailing at the time for comparable transactions with the general public, except as to the interest rate charged, which rate is the same as available to all employees. These loans do not involve more than the normal risk of repayment or contain other terms which may be unfavorable to the Company.
Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to First Niagara Bank. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and Key Executives are made in conformity with the Federal Reserve Act and Regulation O.
Our Audit Committee Charter requires that the Audit Committee approve all related party transactions required to be disclosed under Item 404(a) of SEC Regulation S-K.

THE AUDIT COMMITTEE REPORT
Management is responsible for the Company’s consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our Independent Registered Public Accounting Firm (“the Firm”) is responsible for expressing an opinion based on the audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the effectiveness of the Company’s internal controls over financial reporting based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:
•	reviewed and discussed with management and the Firm the Company’s audited consolidated financial statements for the year ended December 31, 2009 and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2009;
•	met regularly with our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Administrative Officer, internal auditors and the Firm, both together and in separate executive sessions, to discuss the scope and the results of their respective examinations and the overall quality of the Company’s financial reporting and internal controls;
•	discussed with the Firm the required communications of Statement on Auditing Standards No. 61, Communication With Audit Committees;
•	received the written disclosures from the Firm required by Rule 3526, Communications with Audit Committees Concerning Independence, of the PCAOB and discussed with the Firm its independence from the Company;
•	pre-approved all audit, audit related and other services to be provided by the Firm; and
•	reviewed and approved the Risk Based Internal Audit Plan.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and be filed with the SEC. In addition, the Audit Committee appointed KPMG as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2010, subject to the ratification of this appointment by the stockholders.
The Audit Committee

Thomas E. Baker (Chair)	G. Thomas Bowers
William H. (Tony) Jones	Louise Woerner

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
We capped an extraordinary year with significant achievements and industry interest. We are now a top 50 U.S. Bank by assets and top 30 U.S. Bank by market capitalization. This was achieved during a year that was marked by a continuation of the stressed economic environment and turmoil within the financial services sector. During 2009, many financial institutions incurred sizable operating losses caused by sharp writedowns of assets and rising loan losses. The ranks of failed banking institutions suffering from seriously impaired capital levels grew considerably throughout the year.
Despite these challenges, we further distinguished and differentiated ourselves from peers and the industry at large. We achieved record Operating net income1, exceeding $100 million for the first time. This represented a robust increase of 18% over the prior year. Our financial performance was driven by strong organic business growth as demonstrated by the 9% growth in the commercial loan portfolio and 11% growth in each of core deposits and home equity loans. Importantly, our long-standing credit discipline has kept us in good stead throughout this financial crisis and 2009 proved to be no exception.
We also moved expeditiously to supplement our already ample capital position by completing two highly successful common equity offerings, raising $380.4 million in April and another $460.1 million in September. This incremental capital, combined with the $115.0 million we raised in September, 2008, has positioned us well above current regulatory guidelines and affords us excellent flexibility to pursue our growth strategy.
In October, 2008, we were among a select group of banks the Office of Thrift Supervision initially invited to participate in the U.S. Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) as part of the Troubled Asset Relief Program (“TARP”). Under the CPP, we issued $184.0 million of additional capital through the issuance of preferred stock to the Treasury. One of the key objectives of the CPP was to encourage healthy banks like First Niagara to expand loans to businesses and consumers. We were dedicated to this mission and increased loan production in the first quarter of 2009 by 8% over the same time period in 2008, and by 20% for the full year of 2009 over 2008.
In May 2009, we were also one of the first financial institutions to repay TARP proceeds to the Treasury. We were able to replace the government’s investment with a portion of the proceeds from our successful stock offering in April, while further augmenting our capital position and ability to aggressively meet the credit needs of our borrowers.
As part of our long-term capital management planning in the fourth quarter of 2009, we sought and subsequently received, first time investment grade credit ratings from Moody’s Investors Service and Standard and Poor’s Rating Services to supplement our existing ratings from Fitch. Both cited the strength of our earnings, capital, credit quality, and liquidity. This step provides us access to wider segments of the capital markets as alternative funding sources for our planned growth.
During 2009, we significantly advanced our growth strategy by acquiring 57 former National City branch locations in Western Pennsylvania and entering into a merger agreement with Harleysville National Corporation (“Harleysville”) in Southeastern Pennsylvania, the completion of which is expected in April 2010. Combined, these transactions add 140 branches, $8.0 billion in deposits, and $3.7 billion in loans in very attractive markets, and provide another platform to profitably capitalize on our proven business model. Both acquisitions are expected to be accretive to earnings and create significant stockholder value.
Our stock performance over this economic cycle has also significantly outperformed our peers and broader industry. We have also outperformed the NASDAQ Composite and SNL Mid Cap Bank and Thrift indices by a wide margin during the two year period ended December 31, 2009, providing shareholders with a total return of +25.5% as compared to -14.4% for the NASDAQ Composite Index and -55.0% for the SNL Mid Cap Bank and Thrift index. In addition, we consistently paid a dividend to our shareholders during this time.

[1]	Reported net income adjusted for merger and acquisition integration expenses and other non-routine items.

We have also enthusiastically taken an active role in promoting economic stimulus and meeting the needs of multiple constituencies challenged by current conditions. We have readily served as a much needed source of credit to individuals and businesses alike. Total loan originations grew significantly by 20% to $3.5 billion in 2009, which is on top of an 18% increase the prior year. We have also created over 300 new jobs to support our growth, and have plans to add several hundred more in 2010.
The aggregate of this performance resulted in increased visibility of and interest in the Company. We were just one of seven regional banks recently cited by Keefe Bruyette & Woods (“KBW”) as “emerging winners” for 2010. We were also added to KBW’s Bank Index of 24 stocks representing some of the nation’s largest and most prominent banks. In addition, the Company received numerous accolades from several prominent industry publications. Our increased profile is also evidenced by the expanding universe of research analysts following our Company along with an increase in favorable stock opinions.
Our discussion that follows focuses on compensation practices related to our Named Executive Officers and certain other members of senior management (collectively, “Key Executives”) for the most recently completed calendar year. We expect that the performance of each of our Key Executives will impact both our short and long-term performance, and our compensation program is designed to provide rewards commensurate with this contribution.
Compensation Philosophy and Objectives
The Compensation Committee (“Committee”) believes that the most effective executive compensation program is one that rewards the achievement of established short and long-term and strategic goals, and aligns executives’ interests with those of the stockholders and the long-term interests of the Company. The Committee evaluates both performance and compensation relative to the compensation paid to similar executives at comparably sized and geographically located banks. Our goal is to ensure we maintain an appropriate relationship between the compensation of our key executives, relative to both our own performance and that of the industry in general.
The primary objectives of our executive total compensation program are to:
•	provide alignment between pay and performance (short and long-term);
•	align executive interests with those of stockholders;
•	be competitive with the marketplace;
•	ensure compensation programs reward performance while managing risk within established tolerances; and
•	enable the Company to attract, motivate, and retain top talent.
Ensuring we have the ability to attract and retain top talent has become even more critical as we have been actively recruiting from outside the Company to support our rapid growth.
We accomplish all these objectives through a total compensation program that balances fixed and variable (i.e. incentive) compensation with a focus on providing rewards to executives for their contributions to achieving core business objectives and furthering our short and long-term performance. In today’s challenging business environment, we also appreciate the need to balance our desire for superior performance with assurance that our programs do not motivate excessive risk taking that can threaten the long-term value of the Company.
Our program starts by targeting each element of compensation at market median (i.e. 50th percentile) where performance achieves stated expectations. Our program design allows actual compensation to vary above or below median to reflect performance as follows:
•	Base salaries are targeted at market median, with a range of +/- 20% to allow for recognition of each individual executive’s role, contribution, performance, and experience.
•	Short-term incentive targets reflect market median with actual payouts that range from 0% to 225% of target and are paid based on a combination of net income and performance relative to our annual Balanced Scorecard metrics.
•	Long-term incentive targets are also designed to reflect market levels and provide a meaningful portion of total compensation in stock-based awards. All of our long-term/stock awards given to Key Executives are performance based (i.e. no value is realized unless performance is achieved). Therefore, while grants of stock and options may be made, the value of these awards requires that we meet predefined earnings per share goals or, in the case of stock options, our stock price increases, otherwise they are forfeited or otherwise valueless. These incentives are intended to reward superior performance, align executives’ interests with stockholder interests, and provide retention of our key executives.
•	Benefits are provided but their focus and value are intentionally set to be conservatively competitive but also appropriate to attract and retain talented individuals.

Total compensation is expected to vary each year, and evolve over the long-term to reflect our performance relative to our peers and the industry with corresponding return to our stockholders. The Committee annually reviews the executive compensation philosophy and programs to ensure they are achieving desired objectives. During 2008, the Committee simplified and revised the compensation philosophy to create better alignment with market practice and pay for performance objectives. At the beginning of 2009, the Committee reviewed the results of the implementation of this new philosophy and found the new program met desired objectives and remained appropriate. As a result, targets remained consistent with market practice and the Committee retained the same pay guidelines for 2009. The Committee will continue to review, evaluate, and revise the philosophy as appropriate to meet desired objectives.
Compensation-Related Governance and Role of the Compensation Committee
Role of the Compensation Committee
The Committee is responsible for discharging the Board’s responsibilities in executive compensation matters and for establishing policies that govern employee compensation and short and long-term incentive compensation plans. The Committee reviews and determines all compensation elements of the Company’s CEO and the Key Executives’ compensation, including base salary, annual short and long-term incentives, and benefits. Four members of the Board serve on the Committee, each of whom is independent by NASDAQ standards. As part of its responsibilities, the Committee also reviewed and updated its charter in 2009 to more clearly define its role, a copy of which can be viewed on the Company’s website at www.fnfg.com. The Chairman of the Committee reports on Committee actions at meetings of the Board.
Role of the Compensation Consultant and Advisors
The Committee has the authority to hire, fire, and seek the services of consulting and advisory firms as it deems appropriate. These advisors serve as independent counsel and report directly to the Committee. The Committee does not prohibit its advisors from providing services to management, but such engagement must be requested or approved by the Committee.
During 2009, the Committee continued its relationship with Pearl Meyer & Partners, an independent outside consulting firm specializing in executive and board compensation, to assist the Committee. The consultant was engaged to conduct an updated comprehensive review of our executive and board compensation programs and assist in the development of incentive plans and other compensation matters as requested by the Committee. The Committee has reviewed all services provided by the compensation consultant in 2009 and has determined that the consultant is independent with respect to SEC standards as well as Company policy.
Pearl Meyer & Partners also attended several Committee meetings in person and provided support on issues such as short and long-term incentive plan design, risk assessment review, stock ownership guidelines, and proxy disclosure. In addition, the Committee also utilizes the services of the law firm of Luse Gorman Pomerenk & Schick, P.C. and had direct access to these legal and compensation advisors throughout the year.
Role of CEO and Management
Although the Committee is ultimately responsible for Key Executive compensation decisions, information and input from management is critical to ensuring the Committee and its advisors have the information needed to make informed decisions. Below is a summary of the role of management in helping the Committee discharge its responsibilities:
•	The CEO develops proposed Company goals and suggests potential incentive performance metrics. The Committee approves the final goals and weights used for executive short and long-term performance awards.
•	The CEO provides an annual self-assessment of his performance to the Chairman of the Board who facilitates Board input and review at the end of each year. The Chairman of the Board is a member of the Committee and ensures feedback is shared with the Committee for the purposes of making informed compensation decisions.
•	The CEO presents Key Executives’ performance summaries and recommendations relating to Key Executives’ compensation to the Committee for ultimate approval.

•	The CEO and Senior Vice President, Human Resources, provide the Committee with data necessary to evaluate and implement compensation proposals and programs.
•	The Senior Vice President, Human Resources, provides data and information and serves as advisor to the Committee as needed.
•	The Senior Vice President, Human Resources provides support and counsel to assist the Committee Chair in discharging his duties.
•	The Senior Vice President, Human Resources, works with outside consultants to provide data and information relative to the Committee’s needs and objectives.
The Committee approves the CEO compensation package and any key actions related to CEO compensation and reports actions to the Board. Decisions regarding other direct reports to the CEO are made by the Committee considering recommendations from the CEO, as well as input from the compensation consultant as requested.
Considerations in Determining Executive Compensation
The Committee’s decisions throughout the year are supported by various analyses, information and guiding principles. Compensation benchmarking studies are updated regularly by the Committee’s independent consultant to provide perspective on emerging market trends and provide competitive market guidelines. The Committee reviews each compensation element individually and in aggregate to ensure the total compensation program provides a balanced perspective that ultimately aligns pay with performance while also ensuring incentive programs do not motivate inappropriate risk taking.
The Committee understands and considers the impact each individual pay decision may have on other elements of compensation (e.g., base salary serves as a foundational component for incentive pay). Total compensation models and tally sheets are used in various forms by the Committee to understand how its decisions impact total compensation in aggregate. The Committee’s ultimate goal is to ensure the executive total compensation program effectively supports the five core objectives articulated in its compensation philosophy.
Compensation Benchmarking
Understanding the industry landscape is a key element the Committee considers in setting program targets and making compensation decisions. The Committee regularly reviews the competitive market and compares executive pay and performance to market norms to ensure alignment.
In the fall of 2008 and 2009, the Committee engaged Pearl Meyer & Partners to conduct competitive benchmarking. The results of these analyses were used by the Committee to review the effectiveness of its compensation philosophy and to assess programs and pay levels to facilitate decisions going forward.
The consultant used multiple data sources in conducting its review. A key source of information was a peer group of institutions of similar asset size and regional location. While the peer group selection process remains objectively determined using the same criteria (i.e. banks of similar size and region), the actual companies may vary year to year due to changes in the market place, acquisitions, divestitures, and business focus of the Company or the comparable companies. Our peer group typically targets approximately 20 institutions ranging from one-half to two times the Company’s asset size with an objective to position the Company at approximately the median.
The fall 2008 peer group was used for decisions made in early 2009 (e.g. base salaries, incentive targets and pay for performance analysis) and was detailed in last year’s proxy. As reference, the 2008 peer group consisted of 24 banks ranging from approximately $5 billion in assets to $20 billion in assets and similar regional proximity to the Company. The median asset size was $8 billion in assets, consistent with the Company’s asset size during 2008.
During 2009, we grew significantly to approximately $15 billion in assets as a result of acquisition activity and expansion into Western Pennsylvania. Concurrently, we were hiring a significant number of senior managers from outside the company. This caused us to also review the structure of the organization and internal relationships across the Company. Although the Committee retains the right to conduct benchmarking studies as needed, given the growth and restructuring, the consultant was requested in the fall of 2009 to provide an annual update to the competitive review.

For the 2009 review, a new peer group was established using the same objective criteria — asset size and region. However, the range of banks was increased to include banks between $10 billion — $25 billion in assets, with a median of approximately $15 billion in assets to align with the Company’s current asset size. The resulting 2009 peer group consisted of 17 banks in the Northeast, Mid Atlantic and Midwest regions, was as follows:

Associated Banc-Corp
Astoria Financial Corporation
Capital Source Inc
Citizens Republic Bancorp, Inc
Commerce Bancshares, Inc
TCF Financial Corporation
FirstMerit Corporation
Flagstar Bancorp, Inc
Fulton Financial Corporation
People’s United Financial, Inc.
PrivateBancorp, Inc
Susquehanna Bancshares, Inc.
UMB Financial Corporation
Valley National Bancorp
Webster Financial Corporation
Wilmington Trust Corporation
Wintrust Financial Corporation
In addition to the proxy peer group, the consultant also included data from other industry databases and surveys including Watson Wyatt Financial Institutions Benchmark Survey, Mercer Financial Services Survey, and Pearl Meyer & Partners’ own database of financial services companies’ proxy data. All data sources reflected an appropriate size and region scope perspective as appropriate. Data and competitive perspective were assessed relative to base salary, total cash compensation, short and long-term incentives, total direct compensation, benefits and other compensation, and total compensation. Pay-performance relationships between the Company and the peer group were also analyzed. The Committee reviewed data individually and in aggregate. Data from this analysis is used to develop pay guidelines and serve as a reference for decisions going forward.
Pay for Performance and Pay Mix
We believe our Key Executives should have a significant portion of their compensation tied to performance. In setting our compensation guidelines for 2009, we targeted approximately 50% of total direct compensation (cash plus equity) in the form of performance-based incentive compensation. The actual value and mix of compensation will vary year to year based on performance.
The Committee considers many factors when measuring the performance of the Company and its executives. Performance reflects a balanced view of short and long-term Company and individual performance and considers absolute goals tied to our business plan as well as relative performance compared to peers/industry. While our ultimate view is long-term performance and increasing stockholder value, we believe this is achieved by focusing on a foundation of strong core company performance. As a result, our compensation program reflects a “portfolio” of performance measures and rewards and a Balanced Scorecard approach to goal setting. While each component may reflect different performance drivers and reward opportunity, the aggregate result ensures total compensation is aligned with performance.
The table below summarizes how we define performance for each component and how it relates to total pay overall. Actual pay will vary year to year to reflect the combination of our annual performance and long-term achievements.

Overall Pay Relative to Performance
		Below Target	Target	Superior
Component	How Performance is Measured	Performance	Performance	Performance
Base Salary	• Individual performance, contribution and experience	Pay Below Market (e.g. 25th percentile)	Pay Market (e.g. 50th percentile)	Pay Above Market (e.g. 75th percentile)
Short-Term Incentive (annual cash)	• Net income • Balanced Scorecard metrics (e.g. capital, liquidity, earnings and credit)
Long-Term Incentive (equity)	• Earnings per share relative to industry and business plan goal • Stock price appreciation
Total Direct Compensation (cash plus equity)	• Aggregate of multiple performance measures • Risk — balanced approach

While we set targets for each individual component of compensation, we consider the total package when assessing our objective for pay for performance. While annual incentive opportunities and target pay levels provide guidance for our ongoing decisions, the Committee also considers other factors such as each executive’s unique skills, potential, overall contribution as well as current ownership levels and prior realized compensation in determining pay —performance alignment.
We also recognize that the performance period and rewards are not always measured at the same time (e.g. our stock grants are performance based so while they may appear to represent a significant compensation value, the actual award can range from no value to significant value depending on our performance). As a result, the executive compensation philosophy strives to provide appropriate balance and view of performance with a focus on providing stockholder returns over the long-term.
Risk Assessment Process
The Company was a TARP participant from November 2008 until May 2009. In early 2009, we enhanced our current risk assessment processes to comply with the Treasury’s requirement for TARP participants to review incentive plans to ensure they do not promote unnecessary and excessive risk that might threaten the value of the Company. As a community bank regulated by the Office of Thrift Supervision, we had always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice. Our executive compensation program has reflected a balanced approach to rewarding performance across many different types of financial, customer, and employee performance measures, and multiple perspectives.
Accordingly, we initially conducted a thorough review of our Pinnacle incentive plan in early 2009. Executives in our finance, compliance, legal and credit functions served as our risk team for purposes of conducting the review. They worked in conjunction with the Senior Vice President, Human Resources. Pearl Meyer & Partners, the Committee’s independent consultant, also provided a review and comments on our plan designs. After reviewing our executive compensation plans, a number of factors were evaluated, including, but not limited to:
•	risks that could adversely affect the Company’s financial condition and where (or if) they were included in the incentive plan(s);
•	whether our incentive plan metrics align with our business strategy;
•	whether the Company had policies or governance controls that mitigate potential for risk taking;
•	whether plans appropriately focus executives on long-term performance that aligns with stockholder return;
•	how performance is set compared to industry/peers;
•	the composition of our Balanced Scorecard/individual performance goals and weights associated with each performance metric; and
•	the amount of compensation value that could be paid based on any one performance measure.
After a thorough review, we concluded that our Pinnacle incentive plan provides appropriate balance across many performance measures, controls on the range of payouts, and ultimately allows Committee discretion in making awards. Therefore, we do not believe we encourage or otherwise reward unnecessary and excessive risk taking.
2009 Compensation Decisions
Throughout 2009, the Committee conducted various analyses and monitored performance relative to incentive plan goals, with more frequent updates in the fourth quarter. In addition, quarterly updates on performance relative to incentive plan goals were provided to the full Board.
At the start of each new fiscal year, the Committee conducts a formal review and look back on prior year performance of the Company, the CEO, and the Key Executives and makes compensation decisions including base salary, annual incentive and long-term incentive. The Committee’s decisions consider a number of factors and inputs including performance of the Company and individual executives, relative relationships of the executive team and individual contributions, competitive benchmark analysis and the relative positioning of executive pay in relationship to market pay and performance levels, compensation philosophy and total compensation guidelines. The Committee also examines total compensation (e.g. tally sheet) of the CEO and historical award payouts and potential wealth accumulation and stock ownership to gain a broader appreciation of his total compensation — actual paid and potential opportunity for future. At the end of each year, the Committee also approves total compensation guidelines for the upcoming year that reflect the competitive market and desired compensation philosophy.

As the Company continues to grow rapidly, consideration has also been given to the changing leadership structure, flexibility in role structures and emerging leadership needs. This was particularly critical in late 2009 as the Company expanded rapidly and began building the infrastructure (people and systems) in recognition of such growth. The Committee also relies on information, analysis and recommendations provided by the independent Compensation Consultant in discharging its responsibilities.
The following sections review each element of compensation and the Committee’s considerations and decisions.
Base Salary
Base salary provides compensation to our Key Executives that ultimately reflects their role and value to the Company. Base salaries are reviewed annually and adjusted as appropriate to reflect each Key Executive’s performance, contribution and experience as well as relative position to the market and each other. Base salary levels are a foundational component of compensation since several elements of compensation are linked to this core element (e.g. incentives, stock ownership guidelines). At lower executive levels, base salaries represent a larger portion of total compensation, but at senior executive levels fixed compensation is progressively replaced with larger variable (i.e. performance-based) compensation opportunities.
2009 base salaries were reviewed following the Compensation Consultant’s analysis and in light of several factors: 1) executive’s current pay relative to market and target pay levels for each role, 2) individual performance and contribution, and 3) internal equity in light of an increased number of external hires. While the focus for 2008 was to bring executive salaries to market median, the increases in 2009 were to create further alignment with market practice and reward for performance. The resulting increases position executives within 50% — 65% of market median, with the exception of Mr. Little, who was an external hire, and based on extensive retail banking experience at a larger financial institution was paid higher in the market range. As disclosed in last year’s proxy, salaries approved for the Named Executive Officers for 2009 were as follows:

		Approximate
Name and Principal Position	2009 Salary	market position
John R. Koelmel, President and CEO	$700,000	55th – 60th%
Michael W. Harrington, CFO	$350,000	60th %
Daniel E. Cantara, EVP	$330,000	60th – 65th %
J. Lanier Little, EVP	$315,000	75th%
Frank J. Polino, EVP	$266,500	50th – 55th %
In light of the Company’s significant growth during 2009, the Committee recognized the need to update the benchmarking study and review compensation for 2010. The Company also began recruiting senior managers from other institutions to meet expanding organizational needs. This also created a need to review the executive team structure and responsibilities as the Company moved forward into 2010. Further information on our 2010 compensation decisions and our new Named Executive Officers will be described in greater detail in next year’s proxy.
As referenced below, we show the base salaries approved in January, 2010 for the aforementioned Named Executive Officers.

		Approximate
Name and Principal Position	2010 Salary	market position
John R. Koelmel, President and CEO	$850,000	55th – 60th%
Michael W. Harrington, CFO	$380,000	45th – 50th %
Daniel E. Cantara, EVP	$400,000	50th %
J. Lanier Little, EVP	$330,000	40th – 45th %
Frank J. Polino, EVP	$275,500	50th – 55th %
These base salaries are consistent with our compensation philosophy of paying +/- 20% of market median, allowing for recognition of each executive’s role, contribution, performance and experience.
Short-Term Cash Incentives
Our executives participate in the Company’s Pinnacle incentive plan (“Pinnacle”), an annual cash incentive plan, which rewards performance relative to the Core net income and Balanced Scorecard performance indicators. Core net income is our Operating net income adjusted for Pinnacle expense and other items that the Committee deems appropriate. The Balanced Scorecard measures Company and individual goals representing our strategic plan and financial imperatives. Pinnacle is designed to:
•	support our strategic business objectives;
•	promote the attainment of specific financial goals; and
•	reward the achievement of specific company, team, and individual performance objectives.

Each executive has a target incentive opportunity defined as a percentage of base salary. Incentive targets for 2009 remained the same as 2008 and ranged from 40% to 60% of base salary for the Named Executive Officers. Incentive targets are designed to provide competitive cash compensation opportunity for meeting performance expectations. If performance exceeds or falls short of our performance expectations (as defined by our own goals and compared to industry), the incentive payouts will vary significantly (positively or negatively) from target.
Funding of the Pinnacle incentive pool is based on the Company achieving a pre-determined Core net income goal that is based on our annual operating plan. If a threshold (85% of target) level of Core net income is not achieved, incentive payments are not funded or paid. Once the Company achieves threshold performance, a reduced portion (50%) of the incentive pool is funded. If the Company achieves the target Core net income goal, the plan funds at target (i.e. 100%). As Core net income increases beyond target, the incentive pool increases, to a maximum of 150%. The funding multiplier adjusts each participant’s target incentive opportunity (for example, if we only achieved threshold Core net income, each participant’s incentive target would be reduced by half (i.e. 50%)). This adjustment results in a funded incentive opportunity, which will then be modified by performance against the Balanced Scorecard.
Actual payouts are determined based on achievement of the Company’s Balanced Scorecard, which measures Company as well as individual performance. Results of the Company scorecard measures are weighted 70% and reflect a portfolio of critical corporate performance goals. Individual performance is weighted 30% and reflects a combination of achievement of business plan goals and personal performance accountabilities for each executive. The Committee shifted the weighting for 2009 from the 2008 weighting of 80% company/20% individual to 70% company/30% individual to better balance team accountability with the ability to better recognize individual contributions.
As a result of Company and individual performance, each executive receives an overall performance score (i.e. percentage) which adjusts the funded award. The award multiplier ranges from 0% for unsatisfactory performance to a maximum of up to 150% to equate to superior performance. Therefore, the combination of Core net income (funding) and Balanced Scorecard performance may result in a maximum incentive award of up to 225% (the multiple of 150% for funding and 150% for Balanced Scorecard) of base salary for executives.
2009 Balanced Scorecard Results
For 2009, the Company’s target goal was $106 million in Core net income and threshold Core net income was $90 million (i.e. 85% of target). Actual 2009 Core net income was $122 million. As a result of achieving 115% of target performance, the incentive pool was funded at maximum (i.e. 150%) of target opportunity.
Once the plan funding was determined, Company and individual performance was assessed relative to the Balanced Scorecard measures. As seen in the table below, we achieved superior level results on all of our Company scorecard goals as defined in our scale below.

For 2009, the Balanced Scorecard measures, weights and performance results were as follows:

Weight	Measure	2009 Goal	2009 Results	% of Target		Rating	Multiplier
Company Performance
20%	Grow Long-Term Franchise Value (achieve core deposit growth)	4.3%	18%	418%		Superior	150%
10%	Deploy Capital Intelligently (achieve target ROTCE)	11.2%	12.9%	116%		Superior	150%
10%	Sustain Credit Quality (Exceed peer NCO/Total Loans Performance)	10%> Peers	78% > Peers	780%		Superior	150%
10%	Maintain Liquidity (Maintain Loan/Deposit Ratio)	107.2%	74.3%	144	%(1)	Superior	150%
20%	Focus on Core Earnings (Achieve plan Core net income)	$106 million	$122 million	115%		Superior	150%
Individual Performance
20%	Achieve Business Operating Plan (each executive has specific business plan/goals)
10%	Individual Performance (more subjective/qualitative assessment of overall contribution to business success)
(1)	The lower loan/deposit ratio denotes greater liquidity which was our focus in 2009. Therefore, the % of target calculation is inverted.
Performance of each scorecard goal is assessed using the following rating scale. The Committee has the flexibility and discretion to rate each Balanced Scorecard measure in aggregate using the performance rating scale below:

Rating	Unsatisfactory	Threshold	Met Most	Achieved All	Exceeded	Superior
% of Target goal	< 85%	85% - 90%	91% - 96%	97% - 103%	104% - 110%	> 110%
Payout as % of Target	0%	50% - 70%	71% - 90%	91% - 110%	111% - 130%	131% - 150%
(Committee determines payout within range based on results)
During 2009, we achieved “superior” achievements against all our goals, resulting in superior payouts for the Corporate scorecard (i.e. 150% of 70% weight = 105% payout for this component). The remaining 30% was based on individual business plan achievements and personal performance and could range from 15% - 45% for each executive (i.e. 50% - 150% of the 30% weight). Below is a summary of the performance relative to the funding and scorecard metrics.

				Balanced
				Scorecard
			Individual	Performance
	Net		Performance	(Company
	Income	Company	Results	and	Total
	Funding	Scorecard	(range from	Individual;	Award
	(> 115% of	Results	50% - 150%	see previous	(maximum
	target =	(150% of	of 30%	two	is 225% of
Executive	150% pool)	70% weight)	weight)	columns)	target)
John R. Koelmel, President and CEO	150%	105%	45%	150%	225%
Michael W. Harrington, CFO	150%	105%	30%	135%	203%
Daniel E. Cantara, EVP	150%	105%	42%	147%	221%
J. Lanier Little, EVP	150%	105%	20%	125%	188%
Frank J. Polino, EVP	150%	105%	30%	135%	203%
Individual performance goals were linked to successfully achieving individual business operating plans and delivering business specific initiatives as well as for building and retaining high performing teams and for enterprise wide leadership activities and initiatives.

These results are consistent with our pay for performance philosophy and reinforce that even in light of the extremely challenging business environment, we were able to distinguish ourselves from our peer group and the banking industry in general through superior balance sheet, capital and credit management. Our Balanced Scorecard and business specific goals were achieved while we concurrently repaid TARP, raised an additional $840 million in capital, undertook two transformational acquisitions and continued to scale our organization through investments in people and technology.
For 2009, the combination of net income, Company scorecard results and individual performance resulted in incentive awards ranging from 81% - 135% of base salary for the Named Executive Officers (compared to 40% and 60% targets). We believe that these awards are consistent with our performance results during this exceptional year. In contrast and again consistent with our pay for performance philosophy, our 2007 short-term incentive awards ranged from 29% to 39% of base salary for Named Executive Officers and 2008 incentive awards ranged from 60% - 92%. Accordingly, the Committee reviewed the results of the Balanced Scorecard and approved payouts reflective of the exceptional performance throughout the year. Final awards for Named Executive Officers were approved as follows:

	Target	Multiplier		Actual
	(as % of base	(funding x	Actual	(as % of base
Name and Principal Position	salary)	scorecard)	($)	salary)
John R. Koelmel, President and CEO	60%	225.0%	$945,000	135%
Michael W. Harrington, CFO	50%	202.5%	$354,000	101%
Daniel E. Cantara, EVP	50%	220.5%	$364,000	110%
J. Lanier Little, EVP	50%	187.5%	$295,000	94%
Frank J. Polino, EVP	40%	202.5%	$216,000	81%
Special High Performance Awards
In recognition of the significant accomplishments during 2009, the Committee approved special high performance awards for certain executives who provided exceptional leadership in executing our strategic growth plans during one of the most challenging business environments in recent times. This is for performance beyond that which could have been predicted or accounted for in any scorecard or business specific goals and objectives set at the beginning of the year.
In making these additional awards, the Committee considered 2009 performance as well as retention objectives. The Committee also sought to structure the additional awards to ensure the award was aligned with stockholder interests, promote sound risk pay policies and provide enhanced retention of our high performers. For these reasons, the special recognition awards were made in restricted stock, and vest over a two year period. Awards were made to the following Named Executives in recognition of 2009 performance but granted in January 2010.

	Award
	Grant
Executive	Value	Rationale
John R. Koelmel, President and CEO	$300,000	Unprecedented performance by any/all metrics combined with bold, steady leadership during turbulent economic and regulatory times; significantly raised Company profile
Michael W. Harrington, CFO	$25,000	In recognition for efforts beyond Balanced Scorecard results for acquisition related activities and two capital raises.
Daniel E. Cantara, EVP	$75,000	For exemplary achievements in building out the Commercial team — particularly in new markets.
Frank J. Polino, EVP	$50,000	In recognition of efforts leading Western Pennsylvania integration and conversion.
Long-Term Incentive Program (“LTIP”)
Long-term incentives are stock based awards that focus executives on sustained, long-term financial performance which are in the best interests of our stockholders.
Awards are granted at target level with the goal to provide market competitive awards only if performance is achieved. Both stock options and restricted stock awards are performance based, and result in no compensation value to the executive unless certain performance is achieved. For stock options, stock price must increase; the greater the stock price increase, the greater the value. For performance shares, the Company must achieve defined earnings per share (“EPS”) goals; the greater our EPS, the greater the ultimate award value. As a result, our long-term incentive program is 100% performance based and requires our shareholders to receive value in order for our executives to receive this component of compensation.

The target grants are defined as a percentage of base salary and developed to be consistent with market and support our objective to place a significant focus of executive compensation on long-term performance. Target awards are 75% of base salary for the CEO, and between 40% — 50% for other Named Executive Officers. In 2009, executives received a combination of nonqualified stock options and performance based awards in accordance with the following terms:
•	50% of the award consisted of nonqualified stock options, which vest ratably over three years. Stock options reward future stock price appreciation and align executives with stockholders since there is no value unless stock price increases.
•	50% of the award was granted as performance-based restricted stock which is earned based on the Company’s diluted EPS. The ultimate payout of the 2009 award will be determined based on fiscal year end Core diluted EPS growth relative to industry peers and our Core diluted EPS relative to our budgeted goal of $0.81 per share. Our industry peers are defined as those in SNL’s Bank and Thrift Mid Cap Index. The rationale for using an industry index is to provide a larger, more reliable data size, and to ensure objectivity in the selection of peers. Once the performance condition has been met, the award will vest ratably one-third immediately and one-third for each of the next two years. If a defined threshold is not met, the award will be forfeited.
Below is a matrix showing the range of LTIP potential based on year end 2009 performance. The Company’s Core diluted EPS of $0.91 was 112% of target performance of $0.81, and we outperformed 69% of our peers. Based on these results, payout will be between 125% and 150%, subject to final approval by the Committee.

STEP 1:	STEP 2: Interpolate Payout Relative to Actual Diluted EPS
Diluted EPS Growth	(actual goals to be determined as part of the business planning process)
Relative to Industry Index	< Threshold	Threshold	Target	Stretch

Below 35th percentile	0%	0%	0%	0%
35th — 45th percentile	0%	25%	75%	100%
46th — 65th percentile	0%	50%	100%	125%
Above 65th percentile	0%	75%	125%	150%
2010 Plan Designs and Considerations
At the beginning of 2010, the Compensation Committee assimilated the new competitive analysis results based on our growth and set new total compensation guidelines for the upcoming year. These new guidelines will provide a framework for base salary decisions and long-term incentive grants for 2010. In addition, the new guidelines will define annual incentive target opportunities for 2010. Base salary increases were disclosed earlier. The following reflects the new target incentive opportunities for our Named Executive Officers for 2010.

	Annual Cash Incentive	Long-Term Incentive
	Target	Target
Name and Principal Position	(% base salary)	(% base salary)
John R. Koelmel, President and CEO	100%	100%
Michael W. Harrington, CFO	60%	60%
Daniel E. Cantara, EVP	60%	60%
J. Lanier Little, EVP	60%	60%
Frank J. Polino, EVP	45%	45%

Retirement Plans
Defined Benefit Pension Plan
We maintain a tax-qualified defined benefit pension plan (the “Retirement Plan”) for which participation and benefit accruals have been frozen since 2002. Additionally, any pension plans acquired in connection with previous whole-bank acquisitions, and subsequently merged into the Retirement Plan were frozen prior to or shortly after completion of the transactions.
All benefits identified in each of the prior plan documents as protected benefits are preserved in the plan document. Accordingly, each of the separate plans’ benefit formulas is preserved in the consolidated plan. No employees are permitted to enter the plan and future salary increases and years of credited service will not be considered when computing benefits under the plan. However, an executive who was not fully vested in his or her accrued benefit under any one of the plans will continue to earn vesting credit in his or her accrued benefit. Each year we evaluate the need to contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974. For the Retirement Plan year ended September 30, 2009, a contribution in the amount of $193,000 was required. The fair value of the Retirement Plan assets was $65.2 million at December 31, 2009.
Of the Key Executives, only Mr. Polino is entitled to a benefit (upon reaching retirement age as defined by the plan), based on his participation in the Retirement Plan prior to the date such plan was frozen.
401(k) Plan

All employees, including Key Executives, are eligible to participate in our employer sponsored 401(k) plan. Under the plan, employees may make contributions, in the form of salary deferrals, up to the maximum Internal Revenue Code limit. We contribute an amount to the plan equal to 100% of the first 4% of an employee’s contributions plus 50% of an employee’s contributions between 5% and 6%. Our contribution cannot exceed 5% of an employee’s annual compensation.
Employee Stock Ownership Plan (“ESOP”)
All employees, including Key Executives, are eligible to participate in our ESOP. Our ESOP holds shares of Common Stock that were purchased in connection with our 1998 initial public offering and 2003 second step offering. The purchases of these shares were funded by loans from the Company. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. Loan payments are made annually through cash contributions from First Niagara Bank, as well as dividends on allocated and unallocated Common Stock held by the ESOP. As annual loan payments are made, shares are released from the suspense accounts and allocated to employee accounts.
Perquisites and Other Personal Benefits
Key Executives are provided with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for our key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Key Executives. The primary perquisites are club dues and automobile allowances. Key Executives participate in the same health and welfare plans (medical, dental, life, and long-term disability) and discounts on Company products that are available to all other employees.
Attributed costs of the personal benefits described above and certain other benefits for the Named Executive Officers for the fiscal year ended December 31, 2009, are included in the “Summary Compensation Table.”
Change in Control Arrangements
The Company provides Change in Control arrangements to Key Executives. See page 33 for a description of these agreements.
Impact of Accounting and Tax on the Form of Compensation
As a general matter, the Committee takes into account the various tax and accounting implications of compensation and benefits vehicles utilized for Key Executives.
Deductibility of Executive Compensation
As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless it qualifies as performance-based compensation.

Accounting for Stock-Based Compensation
The Company accounts for stock-based payments in accordance with the requirements of current accounting guidance.
Ownership Guidelines and Equity Retention Policy
The Company believes that executives and board members should hold and retain a significant portion of equity compensation granted under the long-term incentive program. During 2008, the Compensation Committee enhanced its ownership guideline policy to include a holding requirement.
Executives are expected to hold 75% of any shares received through Company equity based grants (net of taxes). In addition, executives must achieve a defined market value of our Common Stock that should be owned within five years of the date being named to an executive position. Specific guidelines are: Five times annual base salary for the Chief Executive Officer and two to three times annual base salary for our other Named Executive Officers. Directors are expected to achieve ownership of $250,000 in market value which approximates five times the annual cash compensation. The period to achieve compliance will not exceed five years unless approved by the Chief Executive Officer and the Committee. The Committee monitors ownership levels and compliance on an annual basis.
THE COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee

G. Thomas Bowers	Daniel W. Judge
George M. Philip	(Chair) David M. Zebro

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2009, 2008, and 2007. When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.
In accordance with recent amendments to the proxy rules issued by the SEC, the 2007 and 2008 “Stock Awards” and “Option Awards” disclosure below has been updated to reflect the grant date fair value of awards made in those years, based on the assumptions described in the footnotes to the table.

								Change in Pension
								Value and
								Nonqualified
	Year						Non-Equity	Deferred
Name and Principal	Ended				Stock	Option	Incentive Plan	Compensation	All Other
Position	12/31	Salary		Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(5)	Total
John R. Koelmel	2009	$691,346		$—	$562,514	$262,497	$945,000	$—	$65,261	$2,526,618
President and CEO	2008	600,192		—	234,390	231,449	576,000	—	70,230	1,712,261
	2007	402,308	(4)	—	799,680	501,564	150,922	—	56,691	1,911,165

Michael W. Harrington	2009	344,231		—	112,506	87,496	354,000	—	56,509	954,742
Chief Financial Officer	2008	290,192		—	75,005	74,061	230,400	—	56,629	726,287
	2007	218,846	(4)	—	108,780	46,734	76,032	—	48,252	498,644

Daniel E. Cantara III	2009	326,539		—	157,507	82,499	364,000	—	66,406	996,951
Executive Vice President	2008	291,923		—	75,005	74,061	230,400	—	66,798	738,187
	2007	227,308	(4)	—	119,070	51,375	88,510	—	50,246	536,509

J. Lanier Little	2009	313,269		—	78,744	78,753	295,000	—	112,903	878,669
Executive Vice President	2008	259,765		—	184,535	90,099	230,400	—	51,795	816,594
	2007	—		—	—	—	—	—	—	—

Frank J. Polino	2009	265,750		—	103,303	53,302	216,000	7,232	54,936	700,523
Executive Vice President	2008	255,385		—	51,999	51,349	154,752	3,463	55,074	572,022
	2007	218,847		—	120,540	52,038	85,485	846	46,050	523,806

(1)	The amounts reflect the grant date fair value for options and awards granted in each year. The 2009 stock awards include awards granted in 2010 pursuant to 2009 performance. Assumptions used in the calculation of these amounts are included in the Company’s audited financial statements for the years ended December 31, 2009, 2008, and 2007 included in the Company’s Annual Reports on Form 10-K filed with the SEC on February 26, 2010, February 27, 2009, and February 29, 2008, respectively.

(2)	The amounts reflect the cash awards under Pinnacle earned in 2009 and paid in 2010. Mr. Little deferred $73,750.

(3)	The amounts reflected represent change in pension value.

(4)	Reflects first full year as CEO for Mr. Koelmel, promotion to CFO for Mr. Harrington, and promotion to Executive Vice President, Commercial Business, for Mr. Cantara.

(5)	The details of “All Other Compensation” are:

	Year						Medical		Total All
	Ended			ESOP	Club	Auto	Insurance	Relocation	Other
Name	12/31	401(k)(1)	GTL(2)	allocation(3)	Dues	Expense	Premiums(4)	Expenses(5)	Compensation
John R. Koelmel	2009	$12,250	$4,903	$7,601	$20,770	$10,800	$8,937	—	$65,261
	2008	14,025	5,093	8,332	24,738	10,800	7,242	—	70,230
	2007	11,250	3,894	6,031	20,073	7,200	8,243	—	56,691

Michael W. Harrington	2009	12,250	1,149	7,690	15,105	11,000	9,315	—	56,509
	2008	12,507	955	8,448	15,145	10,800	8,774	—	56,629
	2007	11,250	442	6,133	13,184	9,000	8,243	—	48,252

Daniel E. Cantara, III	2009	12,250	1,665	8,830	22,346	12,000	9,315	—	66,406
	2008	12,950	961	9,706	22,407	12,000	8,774	—	66,798
	2007	11,250	723	7,036	14,994	8,000	8,243	—	50,246

J. Lanier Little	2009	12,250	2,975	6,028	13,266	11,000	630	66,754	112,903
	2008	8,672	2,183	—	6,978	11,000	473	22,489	51,795
	2007	—	—	—	—	—	—	—	—

Frank J. Polino	2009	12,250	1,329	10,635	9,407	12,000	9,315	—	54,936
	2008	13,042	829	11,620	8,809	12,000	8,774	—	55,074
	2007	11,250	696	8,321	9,490	8,050	8,243	—	46,050

(1)	Company contributions pursuant to 401(k) Plan.

(2)	Income imputed on Group Term Life Insurance in excess of $50,000 per employee.

(3)	2009 allocated ESOP shares valued at the fiscal year end 2009 market close price of $13.91.

(4)	Premiums paid on behalf of Named Executive Officers under medical plans available to all Company employees.

(5)	Temporary living expenses and tax gross up associated with relocation.
GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Per Share	Grant Date
								Number	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under Non-			Estimated Future Share Payouts Under			of Shares	Shares of	Base Price	of Stock and
	Grant	Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of	Underlying	of Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock(3)	Options(4)	Awards	Awards
John R. Koelmel	1/27/09	$210,000	$420,000	$945,000	4,953	19,812	29,718	—	89,109	$13.25	$525,006	(5)
	1/25/10	—	—	—	—	—	—	20,776	—	—	300,005	(6)

Michael W. Harrington	1/26/09	87,500	175,000	393,750	1,692	6,768	10,152	—	30,621	12.93	175,006	(7)
	1/25/10	—	—	—	—	—	—	1,731	—	—	24,996	(6)

Daniel E. Cantara, III	1/26/09	82,500	165,000	371,250	1,595	6,381	9,572	—	28,872	12.93	165,005	(7)
	1/25/10	—	—	—	—	—	—	5,194	—	—	75,001	(6)

J. Lanier Little	1/26/09	78,750	157,500	354,375	1,523	6,090	9,135	—	27,561	12.93	157,497	(7)

Frank J. Polino	1/26/09	53,300	106,600	239,850	1,031	4,122	6,183	—	18,654	12.93	106,599	(7)
	1/25/10	—	—	—	—	—	—	3,463	—	—	50,006	(6)

(1)	The amounts reflect the range of awards under the Pinnacle Plan (50% for threshold performance up to a maximum of 225% of base salary).

(2)	The threshold amounts reflect the minimum performance-based stock award, pursuant to the Long-Term Incentive Program, which is 25% of the target amount. The maximum amount is 150% of such target amount.

(3)	The amount reflects the number of shares of stock granted in 2010 pursuant to 2009 performance.

(4)	The amount reflects the number of shares of stock granted pursuant to the Long-Term Incentive Program.

(5)	Represents the sum of target equity incentive awards multiplied by $13.25 and option awards multiplied by $2.9458.

(6)	Represents all other stock awards multiplied by $14.44.

(7)	Represents the sum of target equity incentive awards multiplied by $12.93 and option awards multiplied by $2.8574.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
										Awards:
				Equity						Number of	Equity Incentive
				Incentive						Unearned	Plan Awards:
				Plan Awards:					Market	Shares,	Market or
	Number of	Number of		Number of			Number of		Value of	Units or	Payout Value of
	Securities	Securities		Securities			Shares or		Shares or	Other	Unearned
	Underlying	Underlying		Underlying			units of		Units of	Rights	Shares, Units or
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That		Stock That	That Have	Other Rights
	Options	Options		Unearned	Exercise	Expiration	Have Not		Have Not	Not	That Have Not
Name	Exercisable	Unexercisable		Options	Price	Date	Vested		Vested	Vested	Vested
John R. Koelmel	30,000	—		—	$14.95	1/12/2014	28,500	(3)	$396,435	51,956	$722,708
	13,700	—		—	12.87	5/4/2014
	35,200	—		—	12.91	5/3/2015
	21,800	—		—	14.83	9/8/2016
	50,000	50,000	(1)	—	14.70	2/20/2017
	31,000	15,500	(2)	—	14.70	1/31/2017
	41,689	83,378	(2)	—	12.02	1/28/2018
	—	89,109	(2)	—	13.25	1/27/2019

Michael W. Harrington	12,000	—		—	11.78	4/7/2013	3,200	(4)	44,512	17,194	239,169
	6,200	—		—	13.28	5/21/2013
	14,000	—		—	12.87	5/4/2014
	17,500	—		—	12.91	5/3/2015
	9,400	4,700	(2)	—	14.70	1/31/2017
	13,340	26,680	(2)		12.02	1/28/2018
	—	30,621	(2)	—	12.93	1/26/2019

Daniel E. Cantara, III	25,868	—		—	5.3348	6/25/2011	3,500	(4)	48,685	16,735	232,784
	32,335	—		—	6.5177	12/14/2011
	7,217	—		—	11.6785	8/28/2012
	32,335	—		—	11.6785	8/28/2012
	9,800	—		—	13.28	5/21/2013
	11,200	—		—	12.87	5/4/2014
	25,100	—		—	12.91	5/3/2015
	13,300	—		—	14.83	9/8/2016
	10,334	5,166	(2)	—	14.70	1/31/2017
	13,340	26,680	(2)	—	12.02	1/28/2018
	—	28,872	(2)	—	12.93	1/26/2019

J. Lanier Little	3,000	6,000	(2)	—	12.17	2/11/2018	6,000	(5)	83,460	14,917	207,495
	13,340	26,680	(2)		12.17	1/28/2018
	—	27,561	(2)	—	12.93	1/26/2019

Frank Polino	62,083	—		—	4.8709	5/1/2011	3,500	(4)	48,685	11,601	161,370
	5,944	—		—	11.6785	8/28/2012
	8,900	—		—	13.28	5/21/2013
	10,600	—		—	12.87	5/4/2014
	25,100	—		—	12.91	5/3/2015
	13,600	—		—	14.83	9/8/2016
	10,467	5,233	(2)	—	14.70	1/31/2017
	9,249	18,498	(2)	—	12.02	1/28/2018
	—	18,654	(2)	—	12.93	1/26/2019

(1)	Options vest at a rate of 25% per year over the first four years of the ten-year option term.

(2)	Options vest at a rate of 33% per year over the first three years of the ten-year option term.

(3)	10,500 awards vest on a three-year 100% cliff vesting on January 31, 2010 and all other awards vest at a rate of 20% over five years.

(4)	Awards vest on a three-year 100% cliff vesting on January 31, 2010.

(5)	Awards vest at a rate of 33% per year.

OPTION EXERCISES AND STOCK VESTED

			Option Awards		Stock Awards
			Number of Shares		Number of Shares
			Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Grant date		Exercise	Exercise	Vesting	Vesting
John Koelmel	1/12/2004		—	$—	4,000	$56,280
	5/4/2004		—	—	860	11,868
	9/8/2006		—	—	5,600	71,624
	2/20/2007		—	—	6,000	65,520
	3/16/2009	(1)	—	—	13,205	134,163

Michael W. Harrington	9/8/2006		—	—	1,825	23,981
	3/16/2009	(1)	—	—	4,151	42,174

Daniel E. Cantara, III	5/4/2004		—	—	700	9,660
	9/8/2006		—	—	3,400	43,486
	3/16/2009	(1)	—	—	4,271	43,393

J. Lanier Little	2/11/2008		—	—	3,000	38,610
	3/16/2009	(1)	—	—	2,891	29,373

Frank J. Polino	5/4/2004		—	—	660	9,108
	9/8/2006		—	—	3,500	44,765
	3/16/2009	(1)	—	—	3,414	34,686

(1)	Reflects performance-based awards earned based on 2008 results.
PENSION BENEFITS
The table below shows the present value of accumulated benefits payable to Mr. Polino and include the number of years of service credited to him under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

				Payments
		Number of Years	Present Value of	During Last
Name	Plan Name	Credited Service	Accumulated Benefit	Fiscal Year
Frank J. Polino	The Retirement Plan of the First Niagara Financial Group, Inc.	2.9	25,073	—
First Niagara Bank Management Incentive Deferral Plan
We have a deferred compensation plan for the benefit of Key Executives. Under this plan, the employee is able to elect, on an annual basis, to defer receipt of all or any portion of their annual incentive compensation until the earliest of (i) death; (ii) disability; (iii) normal retirement (age 65); (iv) early retirement (completion of 30 years of service, or completion of 20 years of service and attainment of age 55, or completion of 5 years of service and attainment of age 60); or (v) separation from service. In compliance with Code Section 409A, at the time they join the plan, participants elect whether to receive payments in the form of a lump sum or installments over a term no longer than 15 years, to be made starting on the first business day of the calendar month following the date the participant’s service terminates. We may make discretionary matching or other contributions to the Plan. All employer contributions are subject to a six year graded vesting schedule. We did not make any employer contributions to this Plan in 2009. Participants self-direct the investment of their notional account balances among various investment alternatives that we make available from time to time. Of the Named Executive Officers, only Mr. Little participates in this plan.

NONQUALIFIED DEFERRED COMPENSATION (1)

	Executive		Registrant		Aggregate
	Contributions		Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance at
Name	in Last Fiscal Year		in Last Fiscal Year	in Last Fiscal Year	Distributions	Last Fiscal Year End
J. Lanier Little	$90,827	(2)	—	$47,176	—	$138,000

(1)	Amounts reported on this table are included in the Summary Compensation Table, except earnings are only included in the Summary Compensation Table to the extent they are “above market.” Investment rate of return is “market rate” and not “above market or preferential.” Accordingly, earnings are not included in the Summary Compensation Table.

(2)	Mr. Little’s deferral of a portion of his 2008 Non-Equity Incentive Plan Compensation that was paid in 2009.
Change in Control Agreements
We entered into Amended and Restated Change in Control agreements with Messrs. Koelmel, Harrington, Cantara, Little, and Polino during 2008, in order to comply with Internal Revenue Code Section 409A. The Change in Control agreements had an initial term through December 31, 2008, and thereafter automatically renew for successive two-year periods (three years for Mr. Koelmel), unless notice is given that they will not renew. If the agreement is not renewed, the agreement will expire 30 months from the date of the notice to not renew. Upon a Change in Control, as defined in the Change in Control agreement, and separation from service by the executive for Good Reason or by the Company without Cause, as each term is defined in the Change in Control agreement, Messrs. Koelmel, Harrington, Cantara, Little, and Polino will receive salary and fringe benefits, through their termination date, any unpaid annual short term incentive for a prior period and payment of accrued but unused vacation. In addition, the executive will receive 200% (300% for Mr. Koelmel) of his base salary, as in effect in the year of termination of employment payable in one lump sum. The executive will also receive medical and health insurance, group term life insurance, automobile allowance, and club membership benefits as in effect on the date of termination for a period of twenty-four months (thirty-six for Mr. Koelmel) beginning with the month next following the month during which the employment terminates. If the executive dies during the twenty-four month period (thirty-six for Mr. Koelmel), any dependent health or medical fringe benefits will be provided for the balance of the twenty-four month period (thirty-six for Mr. Koelmel). The executive will receive an incentive amount equal to 200% (300% for Mr. Koelmel) of his targeted annual short-term incentive amount in effect in the year of the termination of employment payable in one lump sum. In the event of a change in control, benefits are subject to reduction under Internal Revenue Code Section 280G’s limitation on excess parachute payments.
For 60 months following the date of termination of employment, the Company will continue any indemnification agreement with Messrs. Koelmel, Harrington, Cantara, Little, and Polino and will provide directors’ and officers’ liability insurance insuring him, such coverage to have limits and scope of coverage not less than that in effect on the date of termination of employment. Messrs. Koelmel, Harrington, Cantara, Little, and Polino will each be fully vested in and will have the immediate right to exercise all equity compensation awards including, but not limited to, stock options, restricted stock, stock appreciation rights, and phantom equity awards, which he has received in connection with his employment with us.
The agreements provide that Messrs. Koelmel, Harrington, Cantara, Little, and Polino each will receive a lump sum payment in an amount equal to the value of the accrued benefit which was not vested in our 401(k) Plan and ESOP.
For a twelve month period following the termination of employment, the Company will provide each of Messrs. Koelmel, Harrington, Cantara, Little, and Polino with outplacement services in an amount not to exceed $10,000.
Upon Messrs. Koelmel, Harrington, Cantara, Little, and Polino’s termination of employment absent Good Reason, by us for Cause, or on account of death or disability, in any case following a Change in Control, no amounts will be payable under this Agreement. We have also entered into Change in Control agreements with other Key Executives. The agreements are identical to the ones described above for Messrs. Harrington, Cantara, Little, and Polino.

Executive Severance Plan
We have established an Executive Severance Plan which covers all executives with executed Change in Control agreements. The Executive Severance Plan covers certain terminations of employment outside of a Change in Control. Each executive (i) whose employment is involuntarily terminated by us for reasons other than for Cause, (ii) who is required to move employment to a location further than 100 miles of the executive’s current place of employment and who does not accept such relocation and terminates employment, or (iii) whose aggregate compensation is materially reduced and who terminates employment will receive a severance payment, if the executive remains in employment with us through his or her release date as established by us.
An executive’s severance payment will be equal to the greater of:
•	The executive’s base salary, determined as of the date of termination, for twelve months (twenty-four for Mr. Koelmel), plus the executive’s targeted incentive amount; or
•	The executive’s base salary, determined as of the date of termination, for eighteen months (thirty-six for Mr. Koelmel). Benefits are paid in accordance with regular payroll practices. In the event of a change in control, benefits are subject to reduction under Code Section 280G’s limitations on excess parachute payments. Noncompetition and nonsolicitation restrictions apply for one year following separation of service.
For a twelve-month period following the termination of employment, we will provide the executive with outplacement services in an amount not to exceed $10,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The table below reflects the amount of compensation payable to each of our Named Executive Officers upon voluntary termination of employment, early retirement, without cause termination, termination following a Change in Control, and in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Change in Control payments are subject to Internal Revenue Code Section 280G cutback, but the amount of the cutback has not been included in the table.

	Termination without
	Cause or By Executive
	with Good Reason	Disability	Retirement(6)	Death	Change in Control(7)

John R. Koelmel, President & CEO
Cash Wages (1)	$2,100,000	$265,192	$—	$—	$2,100,000
Incentive (2)	—	420,000	—	—	1,260,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	5,004	—	—	121,236
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	1,335,563	—	1,335,563	1,335,563
Total	2,110,000	2,025,759	—	1,335,563	4,816,799

Michael W. Harrington, Chief Financial Officer
Cash Wages (1)	$525,000	$134,615	$—	$—	$700,000
Incentive (2)	—	175,000	—	—	350,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	11,616	—	—	86,753
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	364,120	—	364,120	364,120
Total	535,000	685,351	—	364,120	1,500,873

Daniel E. Cantara III, Executive Vice President, Commercial Business
Cash Wages (1)	$495,000	$130,731	$—	$—	$660,000
Incentive (2)	—	165,000	—	—	330,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	11,580	—	—	103,411
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	360,182	—	360,182	360,182
Total	505,000	667,493	—	360,182	1,453,593

J. Lanier Little, Executive Vice President, Consumer Banking
Cash Wages (1)	$472,500	$112,067	$—	$—	$630,000
Incentive (2)	—	157,500	—	—	315,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	1,170	—	—	60,480
Retirement Plans (4)	—	13,788	—	13,788	13,788
Long-Term Incentive Program (5)	—	374,834	—	374,834	374,834
Total	482,500	659,359	—	388,622	1,394,102

Frank J. Polino, Executive Vice President, Operations
Cash Wages (1)	$399,750	$108,650	$—	$—	$533,000
Incentive (2)	—	106,600	—	—	213,200
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	11,387	—	—	77,156
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	263,299	—	263,299	263,299
Total	409,750	489,936	—	263,299	1,086,655

(1)	Cash Wages include salary through the employment agreement term, salary as stipulated in Change in Control (CIC) Agreement, and severance payments in accordance with the Executive Severance Plan.

(2)	Incentive reflects payment at target award paid as directed by the terms of the employment agreement or CIC Agreement.

(3)	Health, Welfare, Perquisites, and Other Personal Benefits reflects the cost to the Company of continuing medical, dental, and life insurance benefits for the contract term or as per the CIC Agreement. This figure also includes automobile allowance, club membership benefits, and the maximum amount allowed for outplacement services for those Executives with a CIC Agreement.

(4)	Retirement Plans reflects the acceleration of vesting of the Company’s 401(k) and Employee Stock Ownership Plans.

(5)	Long-Term Incentive Program reflects the value of shares which would vest within 30 days of the termination notice and the value of accelerated vesting of all previously unvested options and awards.

(6)	The Long-Term Incentive Program allows for vesting to accelerate at normal retirement age. None of the Executives had attained normal retirement age as of December 31, 2009.

(7)	Requires a change in control and a without cause termination by the Company or a termination of employment by the Executive for Good Reason.

PROPOSAL II — AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Our Board has adopted a resolution declaring advisable an amendment to our Certificate of Incorporation to increase the number of our authorized shares of Common Stock from 250 million shares to 500 million shares (and correspondingly, increase the total number of authorized shares of all classes of stock from 300 million to 550 million, which includes 50 million authorized shares of preferred stock). No change is being proposed to the authorized number of shares of our preferred stock.
Reasons for Amendment
Our Certificate of Incorporation currently provides for 250 million shares of authorized Common Stock, of which 188,505,410 shares were issued and outstanding at the close of business on the Record Date. Upon closing of the merger with Harleysville, we expect to issue approximately 20.4 million shares of our Common Stock. Our Board believes that the number of authorized but unissued shares of Common Stock is not adequate to enable us, as the need may arise, to take advantage of market conditions and favorable opportunities involving the issuance of our Common Stock without the delay and expense associated with the holding of a special meeting of our stockholders. The availability of additional authorized shares will provide us with the flexibility in the future to issue shares of our Common Stock for corporate purposes such as acquisitions, raising additional capital, paying dividends or stock or effecting stock splits, providing equity incentives to employees, officers and directors, and other general corporate purposes. We do not have any current intention or plan to issue shares of Common Stock for any such purpose, other than in connection with the Harleysville merger, which shares have already been reserved for issuance and are available under our presently authorized common stock, and the grant of stock awards and exercise of stock options.
Effect on Outstanding Common Stock
Authorized but unissued shares of our Common Stock may be issued from time to time upon authorization by our Board, at such times, to such persons and for such consideration as the Board may determine in its discretion and generally without further approval by stockholders, except as may be required for a particular transaction by applicable law, regulation or stock exchange rules. When and if such shares are issued, they would have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock.
The authorization of the additional shares would not, by itself, have any effect on the rights of stockholders. However, holders of our Common Stock have no preemptive rights to acquire additional shares of our Common Stock and thus the issuance of additional shares of Common Stock for corporate purposes other than a stock split or stock dividend would have a dilutive effect on the ownership and voting rights of the stockholders at the time of issuance.
Increasing the number of authorized shares of Common Stock could adversely affect the ability of third parties to take over or change the control of the Company. It is possible that an increase in authorized shares could render such an acquisition more difficult under certain circumstances or discourage an attempt by a third party to obtain control of us by making possible the issuance of shares that would dilute the share ownership of a person attempting to obtain control or otherwise make it difficult to obtain any required stockholder approval for a proposed transaction for control. However, the Board is not aware of any attempts to take control of the Company and has not presented this Proposal II with the intent that it be utilized as an anti-takeover device.
The text of Article Fourth A, as it is proposed to be amended, is set forth as Exhibit A to this proxy statement. The affirmative vote of a majority of the outstanding Common Stock entitled to vote thereon is required approve this amendment.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL III — ADVISORY NON-BINDING VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAMS AND POLICIES
The Board believes that the Company’s compensation programs and policies are centered on a pay for performance culture and are strongly aligned with the long-term interests of stockholders.
Last year, as a participant under TARP, we had an advisory, non-binding vote to approve our executive compensation programs and policies. Because we no longer have TARP funds, we are not required to have such a vote, but our board recognizes our stockholders’ interest in our compensation programs and policies. Accordingly, we have decided to include such a vote this year.
This proposal, commonly known as a “Say on Pay” proposal, gives you as a stockholder the opportunity to vote on our executive pay program through the following resolution:
“Resolved, that the stockholders approve the overall executive pay-for-performance compensation programs and policies of the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding executive compensation in this Proxy Statement.”
Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL
PROPOSAL IV — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Independent Registered Public Accounting Firm for the year ended December 31, 2009 was KPMG LLP (“KPMG”). The Audit Committee has approved the engagement of KPMG to be our Independent Registered Public Accounting Firm for the year ending December 31, 2010, subject to the ratification of the engagement by our stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG is not required by our bylaws or otherwise. However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of our stockholders.
Fees Paid to KPMG
The aggregate fees billed by KPMG for professional services rendered during 2009 and 2008 are as follows:
Audit Fees
The aggregate fees billed to us by KPMG for professional services rendered for the audits of our annual consolidated financial statements and the effectiveness of internal controls over financial reporting, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by KPMG in connection with statutory and regulatory filings and engagements were $854,270 and $740,000 during 2009 and 2008, respectively.
Audit Related Fees
The aggregate fees billed to us by KPMG for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements, and that are not already reported in “Audit Fees” above, were $513,710 and $250,000 during 2009 and 2008, respectively. These services in 2009 were related to providing comfort letters and consents for our follow-on stock offerings and the Harleysville merger proxy-prospectus. All audit related fees billed by KPMG during 2009 were pre-approved by the Audit Committee.
Tax Fees
The aggregate fees billed to us by KPMG for professional services rendered for tax compliance were $42,100 and $111,140 during 2009 and 2008, respectively. The aggregate fees billed by KPMG for tax advice and tax planning were $111,611 and $26,790 during 2009 and 2008, respectively. These services primarily included the review of tax returns and quarterly tax provisions, audit support, and Pennsylvania state tax planning, which is where the National City Bank and Harleysville branches are located. All tax fees billed by KPMG during 2009 were pre-approved by the Audit Committee.

All Other Fees
The aggregate fees billed to us by KPMG for all other fees totaled $953,483 during 2009, and were related to due diligence performed for our acquisition of 57 National City Bank branch locations and our merger with Harleysville. There were no “Other Fees” billed for 2008.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The Independent Registered Public Accounting Firm and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval policy, and the fees for the services performed to date.
Required Vote and Recommendation of the Board
In order to ratify the appointment of KPMG as Independent Registered Public Accounting Firm for 2010, the proposal must receive a “FOR” vote by at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our Executive Office, 726 Exchange Street, Suite 618, Buffalo, New York 14210, attention: Corporate Secretary, no later than November 19, 2010. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
Advance Notice of Business to be Conducted at an Annual Meeting
The Company’s bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to the Secretary of the Company not less than one hundred and twenty (120) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.
Accordingly, advance written notice for certain business or nominations to the Board to be brought before that meeting must be given to the Company by November 19, 2010. If notice is received after that date, it will be considered untimely, and the Company will not be required to present the matter at the meeting.

OTHER MATTERS
The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.
The Audit Committee Report and the Report of the Compensation Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit Committee Report shall not otherwise be deemed filed under such Acts.
MISCELLANEOUS
We will incur the costs of soliciting proxies. Upon request, we will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers, and other of our employees may solicit proxies personally or by telephone without additional compensation. We have retained Laurel Hill Advisory Group, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting, for a fee of $8,000, plus out-of-pocket expenses.
An additional copy of our annual report on Form 10-K for the year ended December 31, 2009, will be furnished without charge upon written or telephonic request to Linda Mussen, Senior Executive Assistant, 6950 South Transit Road, P.O. Box 514, Lockport, New York, 14095-0514 or call (716) 625-7573.

Buffalo, New York	/s/ John Mineo
March 19, 2010	John Mineo
Corporate Secretary

Exhibit A
FOURTH:
A.	The total number of shares of all classes of stock with the Company shall have authority to issue is five hundred fifty million (550,000,000) consisting of:
1.	Fifty million (50,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”); and
2.	Five hundred million (500,000,000) shares of Common Stock, par value one cent ($0.01) per share (the “Common Stock”).

ANNUAL MEETING OF STOCKHOLDERS OF
FIRST NIAGARA FINANCIAL GROUP, INC.
April 27, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of meeting, proxy statement and proxy card are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25872

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.ê

■	20430303000000001000 5	042710

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	The election as a director of the nominees listed below (except as marked to the contrary below) for a three-year term.

NOMINEES:
☐	FOR ALL NOMINEES	O O O O	Barbara S. Jeremiah John R. Koelmel George M. Philip Louise Woerner

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	The amendment of our Certificate of Incorporation to increase the number of shares of Common stock we are authorized to issue from 250 million to 500 million.	☐	☐	☐

3.	The non-binding approvel of our executive compensation programs and policies.	☐	☐	☐

4.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of the stockholder’s decision to terminate this proxy, then the power of said proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Annual Meeting of Stockholders and of a Proxy Statement, dated March 19, 2010.

Check box if you plan to attend the Annual Meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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1 ■
FIRST NIAGARA FINANCIAL GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints the official proxy committee of the Board of Directors of First Niagara Financial Group, Inc. (the “Company”), with full powers of substitution, to act as proxies for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at 726 Exchange Street, Buffalo, New York 14210 on April 27, 2010, at 10:00 a.m. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:
THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXY COMMITTEE IN ITS DISCRETION. AT THE PRESENT, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.
(Continued and to be signed on the reverse side)

COMMENTS:

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
FIRST NIAGARA FINANCIAL GROUP, INC.
April 27, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25872
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■	20430303000000001000 5	042710

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	The election as a director of the nominees listed below (except as marked to the contrary below) for a three-year term.

Nominees:
☐	FOR ALL NOMINEES	O O O O	Barbara S. Jeremiah John R. Koelmel George M. Philip Louise Woerner

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	The amendment of our Certificate of Incorporation to increase the number of shares of Common stock we are authorized to issue from 250 million to 500 million.	☐	☐	☐

3.	The non-binding approval of our executive compensation programs and policies.	☐	☐	☐

4.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of the stockholder's decision to terminate this proxy, then the power of said proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Annual Meeting of Stockholders and of a Proxy Statement, dated March 19, 2010.

Check box if you plan to attend the Annual Meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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